Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

INPIXON

AND

SYSOREX, INC.

DATED AS OF AUGUST 7, 2018

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6.7	Production of Witnesses; Records; Cooperation	34
6.8	Privileged Matters	34
6.9	Confidentiality	36
6.10	Protective Arrangements	37

ARTICLE VII DISPUTE RESOLUTION		37
7.1	Good Faith Offer Negotiation	37
7.2	Good-Faith Negotiation	37
7.3	Arbitration	38
7.4	Litigation and Unilateral Commencement of Arbitration	38
7.5	Conduct During Dispute Resolution Process	38

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		39
8.1	Further Assurances	39

ARTICLE IX TERMINATION		39
9.1	Termination	39
9.2	Effect of Termination	39

ARTICLE X MISCELLANEOUS		40
10.1	Counterparts; Entire Agreement; Corporate Power	40
10.2	Governing Law	40
10.3	Assignability	41
10.4	Third-Party Beneficiaries	41
10.5	Notices	41
10.6	Severability	42
10.7	Force Majeure	42
10.8	No Set-Off	42
10.9	Expenses	42
10.10	Headings	42
10.11	Survival of Covenants	42
10.12	Waivers of Default	43
10.13	Specific Performance	43
10.14	Amendments	43
10.15	Interpretation	43
10.16	Limitations of Liability	43
10.17	Performance	43
10.18	Mutual Drafting	43

SCHEDULES

Schedule 1.1	Transferred Entities
Schedule 1.2	Other Parent Securities
Schedule 1.3	Sysorex Contracts
Schedule 1.4	Sysorex Real Property (Leases)
Schedule 1.5	Shared Liabilities
Schedule 2.2(a)(viii)	Sysorex Assets
Schedule 2.2(b)(vi)	Parent Assets
Schedule 2.3(a)	Sysorex Liabilities
Schedule 2.3(b)	Parent Liabilities
Schedule 2.6(a)	Guarantee Exception
Schedule 2.7(b)(ii)	Intercompany Agreements (Non-Termination)
Schedule 10.9	Allocation of Certain Costs and Expenses

EXHIBITS
Exhibit A	Articles of Incorporation of Sysorex
Exhibit B	Bylaws of Sysorex

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of August 6, 2018 (this “Agreement”), is by and between Inpixon, a Nevada corporation (“Parent”), and Sysorex, Inc., a Nevada corporation (“Sysorex”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article I.

RECITALS

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its stockholders to separate the Sysorex Business from the Parent Business (the “Separation”) and, following the Separation, make a distribution on a pro rata basis, to holders on the Record Date of Parent Shares and Other Parent Securities, of all of the outstanding Sysorex Shares owned by Parent (the “Distribution”);

WHEREAS, Sysorex and Parent have prepared, and Sysorex has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning Sysorex, the Separation and the Distribution; and

WHEREAS, each of Parent and Sysorex has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Parent, Sysorex and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Sysorex Group shall be deemed to be an Affiliate of any member of the Parent Group and (b) no member of the Parent Group shall be deemed to be an Affiliate of any member of the Sysorex Group.

“Agent” shall mean the entity duly appointed by Parent to act as distribution agent, transfer agent and registrar for the Sysorex Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement and the Transfer Documents.

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“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Balance Sheet” shall have the meaning set forth in Section 2.9(f).

“CEO Negotiation Request” shall have the meaning set forth in Section 7.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Delayed Parent Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed Parent Liability” shall have the meaning set forth in Section 2.4(h).

“Delayed Sysorex Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed Sysorex Liability” shall have the meaning set forth in Section 2.4(c).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case that describes the Separation or the Distribution or the Sysorex Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Parent Board in its sole and absolute discretion.

“Effective Time” shall mean 12:01 a.m., Eastern standard time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Parent and Sysorex or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

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“Environmental Liabilities” shall mean all Liabilities relating to, arising out of or resulting from any Hazardous Materials, Environmental Law or contract or agreement relating to environmental, health or safety matters (including all removal, remediation or cleanup costs, investigatory costs, response costs, natural resources damages, property damages, personal injury damages, costs of compliance with any product take back requirements or with any settlement, judgment or other determination of Liability and indemnity, contribution or similar obligations) and all costs and expenses, interest, fines, penalties or other monetary sanctions in connection therewith.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Final Cash Balance” shall have the meaning set forth in Section 2.9(f).

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Form 10” shall mean the registration statement on Form 10 filed by Sysorex with the SEC to effect the registration of Sysorex Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Group” shall mean either the Sysorex Group or the Parent Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnitee” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information Statement” shall mean the information statement to be made available to the holders of Parent Shares and Other Parent Securities in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

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“Information Technology” shall mean all hardware, computers, servers, workstations, routers, hubs, switches, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, and other information technology equipment, in each case, other than Software.

“Insurance Proceeds” shall mean those monies: (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of the insured, in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments) and net of any costs or expenses incurred in the collection thereof; provided, however, that with respect to a captive insurance arrangement, Insurance Proceeds shall only include amounts received by the captive insurer in respect of any reinsurance arrangement.

“Intellectual Property” shall mean all of the following whether arising under the Laws of the United States (or any state or other jurisdiction thereof) or of any other foreign or multinational jurisdiction: (a) patents, (b) trademarks, (c) copyrights, (d) any other intellectual property rights arising from or in respect of any Technology or Software, and (e) any claims for damages by reason of past infringement, misappropriation, or other unauthorized use of any of the foregoing, with the right to sue for and collect the same.

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Nasdaq” shall mean the Nasdaq Capital Market.

“Offer Negotiation Request” shall have the meaning set forth in Section 7.1.

“Other Parent Securities” shall mean the other outstanding securities of the Parent described on Schedule 1.2 which are entitled to participate in the distribution of the Sysorex Shares on a pro rata basis together with the holders of Parent Shares as of the Record Date.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Accounts” shall have the meaning set forth in Section 2.9(a).

“Parent Assets” shall have the meaning set forth in Section 2.2(b).

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall mean the indoor positioning analytics business and all other businesses, operations and activities conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the Sysorex Business.

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“Parent Group” shall mean Parent and each Person that is a Subsidiary of Parent (other than Sysorex and any other member of the Sysorex Group).

“Parent Indemnitees” shall have the meaning set forth in Section 4.2.

“Parent Liabilities” shall have the meaning set forth in Section 2.3(b).

“Parent Name and Parent Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group that (a) use or contain “Inpixon,” “AirPatrol,” “ZoneAware,” “ZoneDefense,” “Shoom” and “LightMiner” (including any stylized versions or design elements thereof) or (b) otherwise identify Parent as a whole, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements, together with (y) any common law rights in and to any of the foregoing, any registrations or applications for registration of any of the foregoing, any rights in and to any of the foregoing provided by international treaties or conventions, and any reissues, extensions or renewals of any of the foregoing and (z) the goodwill associated with any of the foregoing.

“Parent Shares” shall mean shares of Parent common stock, par value $0.001 per share.

“Parties” or the singular “Party” shall mean the parties or a party to this Agreement.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Policies” shall mean insurance policies and insurance contracts of any kind, including but not limited to property, excess and umbrella, commercial general liability, director and officer liability, fiduciary liability, cyber technology professional liability, libel liability, employment practices liability, automobile, aircraft, marine, workers’ compensation and employers’ liability, employee dishonesty/crime/fidelity, foreign, bonds and self-insurance and captive insurance company arrangements, together with the rights, benefits, privileges and obligations thereunder.

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” or “Prime Rate By Country US-BB Comp” at http://www.bloomberg.com/quote/PRIME:IND.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including without limitation any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials protected by the work product doctrine, as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege or other protection, including the attorney-client and work product privileges.

“Real Property Leases” shall mean all leases to real property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the Parent Board as the record date for determining holders of Parent Shares and Other Parent Securities entitled to receive Sysorex Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Parent Shares and holders of Other Parent Securities as of the Record Date.

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“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Reserve” shall have the meaning set forth in Section 3.4(c).

“Reserve Shares” shall have the meaning set forth in Section 3.4(c).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Section 1542” shall have the meaning set forth in Section 4.1(c).

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Shared Liabilities” shall mean the liabilities set forth on Schedule 1.5.

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Straddle Period” shall have the meaning set forth in Section 2.12.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than 50% of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Sysorex” shall have the meaning set forth in the Preamble.

“Sysorex Accounts” shall have the meaning set forth in Section 2.9(a).

“Sysorex Assets” shall have the meaning set forth in Section 2.2(a).

“Sysorex Balance Sheet” shall mean the pro forma combined balance sheet of the Sysorex Business, including any notes and subledgers thereto, as of June 30, 2018, as presented in the Information Statement mailed to the Record Holders.

“Sysorex Business” shall mean the business, operations and activities of Sysorex as a value added reseller of intellectual technology solutions and services to both the commercial, or public, sector and to the government sector.

“Sysorex Bylaws” shall mean the Bylaws of Sysorex, substantially in the form of Exhibit B.

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“Sysorex Articles of Incorporation” shall mean the Articles of Incorporation of Sysorex, substantially in the form of Exhibit A.

“Sysorex Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided that Sysorex Contracts shall not include any contract or agreement that is contemplated to be retained by Parent or any member of the Parent Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a) (i) any customer, reseller, distributor or development contract or agreement entered into prior to the Effective Time exclusively related to the Sysorex Business and (ii) with respect to any customer, reseller, distributor or development contract or agreement entered into prior to the Effective Time that relates to the Sysorex Business but is not exclusively related to the Sysorex Business, that portion of any such contract or agreement that primarily relates to the Sysorex Business;

(b) (i) any supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the Sysorex Business and (ii) with respect to any supply or vendor contract or agreement entered into prior to the Effective Time that relates to the Sysorex Business but is not exclusively related to the Sysorex Business, that portion of any such contract or agreement that primarily relates to the Sysorex Business;

(c) any joint venture or partnership contract or agreement that relates primarily to the Sysorex Business as of the Effective Time;

(d) any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group in respect of any other Sysorex Contract, any Sysorex Liability or the Sysorex Business;

(e) any proprietary information and inventions agreement or similar Intellectual Property assignment or license agreement with any current or former Sysorex Group employee, Parent Group employee, consultant of the Sysorex Group or consultant of the Parent Group, in each case entered into prior to the Effective Time (i) that is exclusively related to the Sysorex Business or (ii) if not exclusively related to the Sysorex Business, that portion of any such agreement that primarily relates to the Sysorex Business;

(f) any contract or agreement that is expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to, or be a contract or agreement in the name of, Sysorex or any member of the Sysorex Group;

(g) any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements exclusively related to the Sysorex Business;

(h) any credit or other financing agreement entered into by Sysorex and/or any member of the Sysorex Group in connection with the Separation;

(i) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Sysorex Group;

(j) any other contract or agreement exclusively related to the Sysorex Business or Sysorex Assets;

(k) Sysorex Leases; and

(l) any contracts, agreements or settlements set forth on Schedule 1.3, including the right to recover any amounts under such contracts, agreements, leases or settlements.

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“Sysorex Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Parent that will be members of the Sysorex Group as of immediately prior to the Effective Time.

“Sysorex Group” shall mean (a) prior to the Effective Time, Sysorex and each Person that will be a Subsidiary of Sysorex as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of Sysorex; and (b) on and after the Effective Time, Sysorex and each Person that is a Subsidiary of Sysorex.

“Sysorex Indemnitees” shall have the meaning set forth in Section 4.3.

“Sysorex Leases” shall mean the real property leases to which Sysorex or a member of the Sysorex Group is party as of the Effective Time set forth on Schedule 1.4.

“Sysorex Liabilities” shall have the meaning set forth in Section 2.3(a).

“Sysorex Name and Sysorex Marks” shall mean the names, marks, trade dress, logos, monograms, domain names and other source or business identifiers of either Party or any member of its Group that (a) use or contain “Sysorex” (including any stylized versions or design elements thereof) or (b) otherwise identify Sysorex as a whole, either alone or in combination with other words or elements, and all names, marks, trade dress, logos, monograms, domain names and other source or business identifiers confusingly similar to or embodying any of the foregoing, either alone or in combination with other words or elements, together with (y) any common law rights in and to any of the foregoing, any registrations or applications for registration of any of the foregoing, any rights in and to any of the foregoing provided by international treaties or conventions, and any reissues, extensions or renewals of any of the foregoing and (z) the goodwill associated with any of the foregoing.

“Sysorex Operating Activities” shall mean those activities attributable to Sysorex as described in the Information Statement made available to the Record Holders prior to the Distribution Date.

“Sysorex Permits” shall mean all Permits owned or licensed by either Party or any member of its Group primarily used or primarily held for use in the Sysorex Business as of the Effective Time.

“Sysorex Shares” shall mean shares of Sysorex common stock, par value $0.00001 per share.

“Tangible Information” shall mean information that is contained in written, electronic or other tangible forms.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Parent and Sysorex in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Technology” shall mean all technology, know-how and information, including sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, diagrams, models, formulae, inventions, discoveries, innovations, products, services, ideas, concepts, designs, drawings, methods, network configurations and architectures, processes, confidential or proprietary information, trade secrets, protocols, schematics, specifications, subroutines, techniques, URLs, web sites, works of authorship and other forms of technology, in each case whether or not patentable, copyrightable or otherwise registerable, whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing, including documents, reports, records, instruction manuals, laboratory notebooks, prototypes, samples, surveys, studies and summaries; provided, however, that Technology shall not include any Software.

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“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transaction Accounting Principles” means GAAP applied on a basis consistent with the accounting principles, practices, methodologies and policies used in preparing the Sysorex Balance Sheet.

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entities” shall mean the entities set forth on Schedule 1.1.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Parent and Sysorex in connection with the Separation, the Distribution and the other transactions contemplated by this Agreement, as it may be amended from time to time.

“Unreleased Parent Liability” shall have the meaning set forth in Section 2.5(b)(ii).

“Unreleased Sysorex Liability” shall have the meaning set forth in Section 2.5(a)(ii).

ARTICLE II

THE SEPARATION

2.1 Transfer of Assets and Assumption of Liabilities.

(a) On or prior to the Effective Time, but in any case prior to the Distribution:

(i) Transfer and Assignment of Sysorex Assets. Parent shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Sysorex, or the applicable Sysorex Designees, and Sysorex or such Sysorex Designees shall accept from Parent and the applicable members of the Parent Group, all of Parent’s and such Parent Group member’s respective direct or indirect right, title and interest in and to all of the Sysorex Assets (it being understood that if any Sysorex Asset shall be held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Sysorex Asset may be assigned, transferred, conveyed and delivered to Sysorex as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to Sysorex or the applicable Sysorex Designee);

(ii) Acceptance and Assumption of Sysorex Liabilities. Sysorex and the applicable Sysorex Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all the Sysorex Liabilities, as described in Section 2.3(a) below, including Sysorex Liabilities held by Parent or any Parent Designee, and Sysorex and the applicable members of the Sysorex Group shall be responsible for all Sysorex Liabilities in accordance with their respective terms (it being understood that if any Sysorex Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Sysorex Liability may be assumed by Sysorex as a result of the transfer of all of the equity interests in such Transferred Entity from Parent or the applicable members of the Parent Group to Sysorex or the applicable Sysorex Designee). Sysorex and such Sysorex Designees shall be responsible for all Sysorex Liabilities, regardless of when or where such Sysorex Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Effective Time, regardless of where or against whom such Sysorex Liabilities are asserted or determined (including any Sysorex Liabilities arising out of claims made by Parent’s or Sysorex’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Sysorex Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Sysorex Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates;

(iii) Transfer and Assignment of Parent Assets. Parent and Sysorex shall cause Sysorex and the Sysorex Designees to contribute, assign, transfer, convey and deliver to Parent or certain members of the Parent Group designated by Parent, and Parent or such other members of the Parent Group shall accept from Sysorex and the Sysorex Designees, all of Sysorex’s and such Sysorex Designees’ respective direct or indirect right, title and interest in and to all Parent Assets held by Sysorex or a Sysorex Designee; and

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(iv) Acceptance and Assumption of Parent Liabilities. Parent and certain of members of the Parent Group designated by Parent shall accept and assume and agree faithfully to perform, discharge and fulfill all of the Parent Liabilities, as described in Section 2.3(b) below, including Parent Liabilities held by Sysorex or any Sysorex Designee, and Parent and the applicable members of the Parent Group shall be responsible for all Parent Liabilities in accordance with their respective terms, regardless of when or where such Parent Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Parent Liabilities are asserted or determined (including any such Parent Liabilities arising out of claims made by Parent’s or Sysorex’s respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the Sysorex Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the Sysorex Group, or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(b) Transfer Documents. In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party, such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party and the applicable members of its Group in accordance with Section 2.1(a). All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.” The Transfer Documents shall effect certain of the transactions contemplated by this Agreement and, notwithstanding anything in this Agreement to the contrary, shall not expand or limit any of the obligations, covenants or agreements in this Agreement. It is expressly agreed that in the event of any conflict between the terms of the Transfer Documents and the terms of this Agreement or the Tax Matters Agreement, the terms of this Agreement or the Tax Matters Agreement, as applicable, shall control.

(c) Misallocations. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset. Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s Group) shall be liable for or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such other Party shall promptly assume, or cause to be assumed, such Liability and agree to faithfully perform such Liability.

(d) Intentionally omitted.

(e) Intellectual Property Rights.

(i) If and to the extent that, as a matter of Law in any jurisdiction, Parent or the applicable members of its Group cannot assign, transfer or convey any of Parent’s or such Parent Group members’ respective direct or indirect right, title and interest in and to any Technology, Software or Intellectual Property included in the Sysorex Assets, then, to the extent possible, Parent shall, and shall cause the applicable members of its Group to, irrevocably grant to Sysorex, or the applicable Sysorex Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

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(ii) If and to the extent that, as a matter of Law in any jurisdiction, Sysorex or the applicable members of its Group cannot assign, transfer or convey any of Sysorex’s or such Sysorex Group members’ respective direct or indirect right, title and interest in and to any Technology, Software or Intellectual Property included in the Parent Assets, then, to the extent possible, Sysorex shall, and shall cause the applicable members of its Group to, irrevocably grant to Parent, or the applicable Parent Designees, an exclusive, irrevocable, assignable, transferable, sublicenseable, worldwide, perpetual, royalty-free license to use, exploit and commercialize in any manner now known or in the future discovered and for whatever purpose, any such right, title or interest.

2.2 Sysorex Assets; Parent Assets.

(a) Sysorex Assets. For purposes of this Agreement, “Sysorex Assets” shall mean:

(i) all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any members of its Group as of the Effective Time;

(ii) all Assets of either Party or any members of its Group included or reflected as assets of the Sysorex Group on the Sysorex Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Sysorex Balance Sheet; provided that the amounts set forth on the Sysorex Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Sysorex Assets pursuant to this clause (ii);

(iii) all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Sysorex or members of the Sysorex Group on a pro forma combined balance sheet of the Sysorex Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Sysorex Balance Sheet), it being understood that (y) the Sysorex Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Sysorex Assets pursuant to this clause (iii); and (z) the amounts set forth on the Sysorex Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Sysorex Assets pursuant to this clause (iii);

(iv) all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by any provision of this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Sysorex or any other member of the Sysorex Group;

(v) all Sysorex Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi) all Sysorex Permits as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii) to the extent not already identified in clauses (i) through (vi) of this Section 2.2(a), all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively used or exclusively held for use in the Sysorex Business; and

(viii) any and all Assets set forth on Schedule 2.2(a)(viii).

Notwithstanding the foregoing, the Sysorex Assets shall not in any event include any Asset referred to in clauses (i) through (vi) of Section 2.2(b).

(b) Parent Assets. For the purposes of this Agreement, “Parent Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the Sysorex Assets. Notwithstanding anything herein to the contrary, the Parent Assets shall include:

(i) all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Parent or any other member of the Parent Group;

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(ii) all contracts and agreements of either Party or any of the members of its Group as of the Effective Time (other than the Sysorex Contracts);

(iii) all Permits of either Party or any of the members of its Group as of the Effective Time (other than the Sysorex Permits);

(iv) all cash and cash equivalents of either Party or any of the members of its Group as of the Effective Time that are not designated as Sysorex Assets;

(v) the Parent Name and Parent Marks; and

(vi) any and all Assets set forth on Schedule 2.2(b)(vi).

2.3 Sysorex Liabilities; Parent Liabilities.

(a) Sysorex Liabilities. For the purposes of this Agreement, “Sysorex Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities included or reflected as liabilities or obligations of Sysorex or the members of the Sysorex Group on the Sysorex Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Sysorex Balance Sheet; provided that the amounts set forth on the Sysorex Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Sysorex Liabilities pursuant to this clause (i);

(ii) all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Sysorex or the members of the Sysorex Group on a pro forma combined balance sheet of the Sysorex Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Sysorex Balance Sheet ), it being understood that (x) the Sysorex Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Sysorex Liabilities pursuant to this clause (ii); and (y) the amounts set forth on the Sysorex Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Sysorex Liabilities pursuant to this clause (ii);

(iii) all Liabilities relating to, arising out of or resulting from the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Sysorex Business or a Sysorex Asset, other than Shared Liabilities;

(iv) any and all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Sysorex or any other member of the Sysorex Group, and all agreements, obligations and Liabilities of any member of the Sysorex Group under this Agreement or any of the Ancillary Agreements;

(v) any and all Liabilities relating to, arising out of or resulting from the Sysorex Contracts, or the Sysorex Permits, other than Shared Liabilities;

(vi) any and all Liabilities set forth on Schedule 2.3(a); and

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(vii) all Liabilities arising out of claims made by any Third Party (including Parent’s or Sysorex’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the Sysorex Group to the extent relating to, arising out of or resulting from the Sysorex Business or the Sysorex Assets, other than Shared Liabilities, or the other business, operations, activities or Liabilities referred to in clauses (i) through (vi) above;

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b) shall not be Sysorex Liabilities but instead shall be Parent Liabilities.

(b) Parent Liabilities. For the purposes of this Agreement, “Parent Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i) all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to, at or after the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Parent Group and, prior to the Effective Time, any member of the Sysorex Group, in each case, to the extent that such Liabilities are not Sysorex Liabilities or Shared Liabilities;

(ii) all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Parent or any other member of the Parent Group, and all agreements, obligations and Liabilities of any member of the Parent Group under this Agreement or any of the Ancillary Agreements;

(iii) all Liabilities set forth on Schedule 2.3(b); and

(iv) all Liabilities arising out of claims made by any Third Party (including Parent’s or Sysorex’s respective directors, officers, stockholders, employees and agents) against any member of the Parent Group or the Sysorex Group to the extent relating to, arising out of or resulting from the Parent Business or the Parent Assets, other than Shared Liabilities, or the other business, operations, activities or Liabilities referred to in clauses (i) through (iii) above.

2.4 Approvals and Notifications.

(a) Approvals and Notifications for Sysorex Assets. To the extent that the transfer or assignment of any Sysorex Asset, the assumption of any Sysorex Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and Sysorex, neither Parent nor Sysorex shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(b) Delayed Sysorex Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Sysorex Group of any Sysorex Asset or assumption by the Sysorex Group of any Sysorex Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Sysorex Group of such Sysorex Assets or the assumption by the Sysorex Group of such Sysorex Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Sysorex Assets or Sysorex Liabilities shall continue to constitute Sysorex Assets and Sysorex Liabilities for all other purposes of this Agreement.

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(c) Treatment of Delayed Sysorex Assets and Delayed Sysorex Liabilities. If any transfer or assignment of any Sysorex Asset (or a portion thereof) or any assumption of any Sysorex Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Sysorex Asset (or a portion thereof), a “Delayed Sysorex Asset” and any such Sysorex Liability (or a portion thereof), a “Delayed Sysorex Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Parent Group retaining such Delayed Sysorex Asset or such Delayed Sysorex Liability, as the case may be, shall thereafter hold such Delayed Sysorex Asset or Delayed Sysorex Liability for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Sysorex Group entitled thereto (at the expense of the member of the Sysorex Group entitled thereto). In addition, the member of the Parent Group retaining such Delayed Sysorex Asset or such Delayed Sysorex Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Sysorex Asset or Delayed Sysorex Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Sysorex Group to whom such Delayed Sysorex Asset is to be transferred or assigned, or which will assume such Delayed Sysorex Liability, as the case may be, in order to place such member of the Sysorex Group in a substantially similar position as if such Delayed Sysorex Asset or Delayed Sysorex Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Sysorex Asset or Delayed Sysorex Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Sysorex Asset or Delayed Sysorex Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Sysorex Group.

(d) Transfer of Delayed Sysorex Assets and Delayed Sysorex Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Sysorex Asset or the deferral of assumption of any Delayed Sysorex Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Sysorex Asset or the assumption of any Delayed Sysorex Liability have been removed, the transfer or assignment of the applicable Delayed Sysorex Asset or the assumption of the applicable Delayed Sysorex Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e) Costs for Delayed Sysorex Assets and Delayed Sysorex Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Parent Group retaining a Delayed Sysorex Asset or Delayed Sysorex Liability due to the deferral of the transfer or assignment of such Delayed Sysorex Asset or the deferral of the assumption of such Delayed Sysorex Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Sysorex or the member of the Sysorex Group entitled to the Delayed Sysorex Asset or Delayed Sysorex Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Sysorex or the member of the Sysorex Group entitled to such Delayed Sysorex Asset or Delayed Sysorex Liability.

(f) Approvals and Notifications for Parent Assets. To the extent that the transfer or assignment of any Parent Asset, the assumption of any Parent Liability, the Separation or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Parent and Sysorex, neither Parent nor Sysorex shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications.

(g) Delayed Parent Transfers. If and to the extent that the valid, complete and perfected transfer or assignment to the Parent Group of any Parent Asset or assumption by the Parent Group of any Parent Liability in connection with the Separation or the Distribution would be a violation of applicable Law or require any Approvals or Notifications that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Parent Group of such Parent Assets or the assumption by the Parent Group of such Parent Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made. Notwithstanding the foregoing, any such Parent Assets or Parent Liabilities shall continue to constitute Parent Assets and Parent Liabilities for all other purposes of this Agreement.

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(h) Treatment of Delayed Parent Assets and Delayed Parent Liabilities. If any transfer or assignment of any Parent Asset (or a portion thereof) or any assumption of any Parent Liability (or a portion thereof) intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of Section 2.4(g) or for any other reason (any such Parent Asset (or a portion thereof), a “Delayed Parent Asset” and any such Parent Liability (or a portion thereof), a “Delayed Parent Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Sysorex Group retaining such Delayed Parent Asset or such Delayed Parent Liability, as the case may be, shall thereafter hold such Delayed Parent Asset or Delayed Parent Liability for the use and benefit (or the performance or obligation, in the case of a Liability) of the member of the Parent Group entitled thereto (at the expense of the member of the Parent Group entitled thereto). In addition, the member of the Sysorex Group retaining such Delayed Parent Asset or such Delayed Parent Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Parent Asset or Delayed Parent Liability in the ordinary course of business in accordance with past practice. Such member of the Sysorex Group shall also take such other actions as may be reasonably requested by the member of the Parent Group to which such Delayed Parent Asset is to be transferred or assigned, or which will assume such Delayed Parent Liability, as the case may be, in order to place such member of the Parent Group in a substantially similar position as if such Delayed Parent Asset or Delayed Parent Liability had been transferred, assigned or assumed and so that all the benefits and burdens relating to such Delayed Parent Asset or Delayed Parent Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Parent Asset or Delayed Parent Liability, as the case may be, and all costs and expenses related thereto, shall inure from and after the Effective Time to the Parent Group.

(i) Transfer of Delayed Parent Assets and Delayed Parent Liabilities. If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Parent Asset or the deferral of assumption of any Delayed Parent Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Parent Asset or the assumption of any Delayed Parent Liability have been removed, the transfer or assignment of the applicable Delayed Parent Asset or the assumption of the applicable Delayed Parent Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j) Costs for Delayed Parent Assets and Delayed Parent Liabilities. Except as otherwise agreed in writing between the Parties, any member of the Sysorex Group retaining a Delayed Parent Asset or Delayed Parent Liability due to the deferral of the transfer or assignment of such Delayed Parent Asset or the deferral of the assumption of such Delayed Parent Liability, as the case may be, shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced (or otherwise made available) by Parent or the member of the Parent Group entitled to the Delayed Parent Asset or Delayed Parent Liability, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Parent or the member of the Parent Group entitled to such Delayed Parent Asset or Delayed Parent Liability.

2.5 Assignment and Novation of Liabilities.

(a) Assignment and Novation of Sysorex Liabilities.

(i) Each of Parent and Sysorex, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Sysorex Liabilities and obtain in writing the unconditional release of each member of the Parent Group that is a party to any such arrangements, so that, in any such case, the members of the Sysorex Group shall be solely responsible for such Sysorex Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor Sysorex shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

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(ii) If Parent or Sysorex is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Parent Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Sysorex Liability”), Sysorex shall, to the extent not prohibited by Law, indemnify or guarantee fully all the obligations or other Liabilities of such member of the Parent Group that constitute Unreleased Sysorex Liabilities from and after the Effective Time. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Sysorex Liabilities shall otherwise become assignable or able to be novated, Parent shall promptly assign, or cause to be assigned, and Sysorex or the applicable Sysorex Group member shall assume, such Unreleased Sysorex Liabilities without exchange of further consideration.

(b) Assignment and Novation of Parent Liabilities.

(i) Each of Parent and Sysorex, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Parent Liabilities and obtain in writing the unconditional release of each member of the Sysorex Group that is a party to any such arrangements, so that, in any such case, the members of the Parent Group shall be solely responsible for such Parent Liabilities; provided, however, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Parent nor Sysorex shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested.

(ii) If Parent or Sysorex is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Sysorex Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Parent Liability”), Parent shall, to the extent not prohibited by Law, indemnify or guarantee fully all the obligations or other Liabilities of such member of the Sysorex Group. If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Parent Liabilities shall otherwise become assignable or able to be novated, Sysorex shall promptly assign, or cause to be assigned, and Parent or the applicable Parent Group member shall assume, such Unreleased Parent Liabilities without exchange of further consideration.

2.6 Release of Guarantees.

In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a) On or prior to the Effective Time or as soon as practicable thereafter, each of Parent and Sysorex shall, with the reasonable cooperation of such other Party and the applicable member(s) of such other Party’s Group, use commercially reasonable efforts to (i) have any member(s) of the Parent Group removed as guarantor of or obligor for any Sysorex Liability, other than any Sysorex Liability set forth on Schedule 2.6(a), including the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Sysorex Liability; and (ii) have any member(s) of the Sysorex Group removed as guarantor of or obligor for any Parent Liability, including the removal of any Security Interest on or in any Sysorex Asset that may serve as collateral or security for any such Parent Liability.

(b) To the extent required to obtain a release from a guarantee of:

(i) any member of the Parent Group, Sysorex shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Parent Asset that may serve as collateral or security for any such Sysorex Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Sysorex would be reasonably unable to comply or (ii) which Sysorex would not reasonably be able to avoid breaching; and

(ii) any member of the Sysorex Group, Parent shall execute a guarantee agreement in the form of the existing guarantee or such other form as is agreed to by the relevant parties to such guarantee agreement, which agreement shall include the removal of any Security Interest on or in any Sysorex Asset that may serve as collateral or security for any such Parent Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (i) with which Parent would be reasonably unable to comply or (ii) which Parent would not reasonably be able to avoid breaching.

(c) If Parent or Sysorex is unable to obtain, or to cause to be obtained, any such required removal or release, or is expressly not required to do so, in each case as set forth in clauses (a) and (b) of this Section 2.6, (i) the Party or the relevant member of its Group that is responsible pursuant to this Agreement for the Liability associated with such guarantee shall indemnify, defend and hold harmless the guarantor or obligor, as applicable, against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Parent and Sysorex, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

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2.7 Termination of Agreements.

(a) Except as set forth in Section 2.7(b), in furtherance of the releases and other provisions of Section 4.1, Sysorex and each member of the Sysorex Group, on the one hand, and Parent and each member of the Parent Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments or understandings, whether or not in writing, between or among Sysorex and/or any member of the Sysorex Group, on the one hand, and Parent and/or any member of the Parent Group, on the other hand, effective as of the Effective Time. No such terminated agreement, arrangement, commitment or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The provisions of Section 2.7(a) shall not apply to any of the following agreements, arrangements, commitments or understandings (or to any of the provisions thereof): (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time); (ii) any agreements, arrangements, commitments or understandings listed or described on Schedule 2.7(b)(ii); (iii) any agreements, arrangements, commitments or understandings to which any Third Party is a party thereto; (iv) any intercompany accounts payable or accounts receivable accrued as of the Effective Time that are reflected in the books and records of the Parties or otherwise documented in writing in accordance with past practices, which shall be settled in the manner contemplated by Section 2.7(c); and (v) any Shared Contracts.

(c) All of the intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the Sysorex Group, on the other hand, outstanding as of the Effective Time and arising out of the contracts or agreements described in Section 2.7(b) or out of the provision, prior to the Effective Time, of the services to be provided following the Effective Time pursuant to the Ancillary Agreements shall be repaid or settled following the Effective Time in the ordinary course of business or, if otherwise mutually agreed prior to the Effective Time by duly authorized representatives of Parent and Sysorex, cancelled. All other intercompany accounts receivable and accounts payable between any member of the Parent Group, on the one hand, and any member of the Sysorex Group, on the other hand, outstanding as of the Effective Time shall be repaid or settled immediately prior to or as promptly as practicable after the Effective Time.

2.8 Treatment of Shared Contracts.

(a) Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is a Sysorex Contract, but the remainder of which is a Parent Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, however, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Sysorex Group or the Parent Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Sysorex Business or the Parent Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to a member of the applicable Group (or amended to allow a member of the applicable Group to exercise applicable rights under such Shared Contract) pursuant to this Section 2.8, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group pursuant to this Section 2.8.

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(b) Each of Parent and Sysorex shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as an Asset owned by, and/or a Liability of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c) Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8.

2.9 Bank Accounts; Cash Balances.

(a) Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Sysorex or any other member of the Sysorex Group (collectively, the “Sysorex Accounts”) and all contracts or agreements governing each bank or brokerage account owned by Parent or any other member of the Parent Group (collectively, the “Parent Accounts”) so that each such Sysorex Account and Parent Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to) to any Parent Account or Sysorex Account, respectively, is de-linked from such Parent Account or Sysorex Account, respectively.

(b) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the Sysorex Accounts will be managed and funds collected will be transferred into one or more accounts maintained by Sysorex or a member of the Sysorex Group.

(c) It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Parent Accounts will be managed and funds collected will be transferred into one or more accounts maintained by Parent or a member of the Parent Group.

(d) With respect to any outstanding checks issued or payments initiated by Parent, Sysorex, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored following the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e) As between Parent and Sysorex (and the members of their respective Groups), all payments made and reimbursements received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

(f) Within 30 days after the Distribution Date, Sysorex shall cause to be prepared in good faith and delivered to Parent a balance sheet (the “Balance Sheet”) setting forth cash and cash equivalents held by each member of the Sysorex Group as of the Effective Time (the aggregate amount of such cash and cash equivalents the “Final Cash Balance”). For a period of 60 days following delivery by Sysorex of the Balance Sheet or such longer period as Parent is disputing the amount of cash and/or cash equivalents reflected in the Balance Sheet, Parent may review and analyze the Balance Sheet and Sysorex shall cooperate with and make available to Parent and its Representatives all information, records, data and working papers, in each case, to the extent related to the determination of the amount of cash and cash equivalents held by the members of the Sysorex Group as of the Effective Time, and Sysorex shall permit access to its facilities and personnel, as may be reasonably required in connection with the review and analysis of the Balance Sheet.

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(g) If Parent disagrees with the amount of cash and/or cash equivalents reflected in the Balance Sheet, Parent and Sysorex shall attempt to resolve the dispute in good faith for 30 days following the delivery to Parent of the Balance Sheet. Following such 30 day period, Parent shall be entitled to dispute such amount or amounts pursuant to Article VII and shall be entitled to make an Arbitration Request without first complying with Section 7.1 or Section 7.2.

2.10 Cash Transfer. At the Effective Time, Parent shall contribute to Sysorex an amount equal to $2 million from Parent’s cash and cash equivalents on Parent’s balance sheet which amount shall be reduced by the aggregate amount of certain operating and other expenses of Sysorex that have been or will be satisfied by Parent from June 30, 2018 through the Spin-off Date.

2.11 Release of Sysorex for Obligations to Payplant. At the Effective Time, Sysorex and any other Transferred Entities shall be released from all obligations arising from and after the Effective Time under that certain (1) Payplant Client Agreement, dated August 14, 2017 and (2) Payplant Loan and Security Agreement, dated August 14, 2017.

2.12 Ancillary Agreements. Effective on or prior to the Effective Time, each of Parent and Sysorex will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.13 Disclaimer of Representations and Warranties. EACH OF PARENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE PARENT GROUP) AND SYSOREX (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SYSOREX GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH (INCLUDING WITHOUT LIMITATION GOVERNMENTAL APPROVALS OR PERMITS OF ANY KIND), AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.14 Financial Information Certifications. Parent’s disclosure controls and procedures and internal control over financial reporting (as each is contemplated by the Exchange Act) are currently applicable to Sysorex as its Subsidiary. In order to enable the principal executive officer and principal financial officer of Sysorex to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, following the Distribution in respect of any quarterly or annual fiscal period of Sysorex that begins on or prior to the Distribution Date in respect of which financial statements are not included in the Form 10 (a “Straddle Period”), Parent, on or before the date that is 10 days prior to the latest date on which Sysorex may file the periodic report pursuant to Section 13 of the Exchange Act for any such Straddle Period (not taking into account any possible extensions), shall provide Sysorex with one or more certifications with respect to such disclosure controls and procedures and the effectiveness thereof and whether there were any changes in the internal controls over financial reporting that have materially affected or are reasonably likely to materially affect the internal control over financing reporting, which certification(s) shall be (a) with respect to the applicable Straddle Period (it being understood that no certification need be provided with respect to any period or portion of any period after the Distribution Date) and (b) in substantially the same form as those that had been provided by officers or employees of Parent in similar certifications delivered prior to the Distribution Date, with such changes thereto as Parent may reasonably determine. Such certification(s) shall be provided by Parent (and not by any officer or employee in their individual capacity).

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ARTICLE III

THE DISTRIBUTION

3.1 Sole and Absolute Discretion; Cooperation.

(a) Parent shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution and the timing and conditions to the consummation of the Distribution. In addition, Parent may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Nothing shall in any way limit Parent’s right to terminate this Agreement or the Distribution as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX.

(b) Sysorex shall cooperate with Parent to accomplish the Distribution and shall, at Parent’s direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Sysorex Shares on the Form 10. Parent shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Parent. Sysorex and Parent, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2 Actions Prior to the Distribution. Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a) Notice to Nasdaq. Parent shall, to the extent possible, give Nasdaq not less than 10 days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b) Sysorex Reincorporation; Sysorex Articles of Incorporation and Sysorex Bylaws. On or prior to the Distribution Date, Parent and Sysorex shall take all necessary actions so that, as of the Effective Time, Sysorex shall be reincorporated in the State of Nevada and the Sysorex Articles of Incorporation and the Sysorex Bylaws shall become the articles of incorporation and bylaws of Sysorex.

(c) Sysorex Directors and Officers. On or prior to the Distribution Date, Parent and Sysorex shall take all necessary actions so that as of the Effective Time: (i) the directors and executive officers of Sysorex shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; and (ii) Sysorex shall have such other officers as Sysorex shall appoint.

(d) Quotation or Listing of the Sysorex Shares. Sysorex shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the quotation of the Sysorex Shares to be distributed in the Distribution on the OTCQB Venture Market of the OTC Markets Group, Inc., subject to official notice of distribution.

(e) Securities Law Matters. Sysorex shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.

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Parent and Sysorex shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements. Parent and Sysorex will prepare, and Sysorex will, to the extent required under applicable Law, file with the SEC, any such documentation and any requisite no-action letters which Parent determines are necessary or desirable to effectuate the Distribution, and Parent and Sysorex shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Parent and Sysorex shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable Laws under any foreign jurisdiction) in connection with the Distribution.

(f) Availability of Information Statement. Parent shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Parent Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders.

(g) The Distribution Agent. Parent shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h) Stock-Based Employee Benefit Plans. Parent and Sysorex shall take all actions as may be necessary to approve the grants of adjusted equity awards by Parent (in respect of Parent Shares) and Sysorex (in respect of Sysorex Shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

3.3 Conditions to the Distribution.

(a) The consummation of the Distribution will be subject to the satisfaction, or waiver by Parent in its sole and absolute discretion, of the following conditions:

(i) The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii) The Information Statement shall have been mailed to Record Holders.

(iii) An independent appraisal firm acceptable to Parent shall have delivered one or more opinions to the Parent Board confirming the solvency and financial viability of Parent prior to the Distribution and of Parent and Sysorex after consummation of the Distribution, and such opinions shall be acceptable to Parent in form and substance in Parent’s sole discretion and such opinions shall not have been withdrawn or rescinded;

(iv) The transfer of the Sysorex Assets (other than any Delayed Sysorex Asset) and Sysorex Liabilities (other than any Delayed Sysorex Liability) contemplated to be transferred from Parent to Sysorex on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Parent Assets (other than any Delayed Parent Asset) and Parent Liabilities (other than any Delayed Parent Liability) contemplated to be transferred from Sysorex to Parent on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1.

(v) The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws and the rules and regulations thereunder shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable Governmental Authority.

(vi) Each of the Ancillary Agreements shall have been duly executed and delivered.

(vii) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

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(viii)  No other events or developments shall exist or shall have occurred that, in the judgment of the Parent Board, in its sole and absolute discretion, makes it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) The foregoing conditions are for the sole benefit of Parent and shall not give rise to or create any duty on the part of Parent or the Parent Board to waive or not waive any such condition or in any way limit Parent’s right to terminate this Agreement as set forth in Article IX or alter the consequences of any such termination from those specified in Article IX. Any determination made by the Parent Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties. If Parent waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4 The Distribution.

(a) Subject to Section 3.3, on or prior to the Effective Time, Sysorex will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding Sysorex Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Parent Shares to instruct the Agent to distribute at the Effective Time the appropriate number of Sysorex Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form. Sysorex will not issue paper stock certificates in respect of the Sysorex Shares. The Distribution shall be effective at the Effective Time.

(b) Subject to Sections 3.3, 3.4(c) and 3.4(d), each Record Holder will be entitled to receive in the Distribution one Sysorex Share for each three Parent Shares held by such Record Holder on the Record Date or issuable to such Record Holder upon complete conversion or exercise of the Other Parent Securities, as applicable.

(c) Sysorex shall establish a reserve of Sysorex Shares (the “Reserve” and the Sysorex Shares held in the Reserve the “Reserve Shares”) that shall be retained in treasury by Sysorex for distribution to those holders of Other Parent Securities (i) who are prevented by contractual restrictions, including beneficial ownership limitations, from taking possession of Sysorex Shares in the Distribution or (ii) who hold a warrant issued by the Parent giving the holder a contractual right to receive Sysorex Shares issued in the Distribution if and when such warrant is exercised. As and when the contractual restrictions are no longer applicable or the warrants are exercised, Sysorex shall instruct the Agent to distribute from the Reserve the Reserve Shares to any such holder of Other Parent Securities entitled to then receive the Reserve Shares.

(d) No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Sysorex. In lieu of any such fractional shares, Inpixon will, in its sole discretion, either round up fractional shares that recipients of Sysorex Shares will otherwise be entitled to receive, but for the provisions of this Section 3.4(d)or pay cash, without any interest thereon, as hereinafter provided. If Inpixon determine to pay cash for fractional shares, as soon as practicable after the Effective Time, Parent shall direct the Agent to determine the number of whole and fractional Sysorex Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Parent, Sysorex or the Agent will be required to guarantee any minimum sale price for the fractional Sysorex Shares sold in accordance with this Section 3.4(d). Neither Parent nor Sysorex will be required to pay any interest on the proceeds from the sale of fractional shares. Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Parent or Sysorex. Solely for purposes of computing fractional share interests pursuant to this Section 3.4(d) and Section 3.4(e), the beneficial owner of Parent Shares and Other Parent Securities held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

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(e) Any Sysorex Shares or cash in lieu of fractional shares (if applicable) with respect to Sysorex Shares that remain unclaimed by any Record Holder 180 days after the Distribution Date shall be delivered to Sysorex, and Sysorex or its transfer agent on its behalf shall hold such Sysorex Shares and/or cash for the account of such Record Holder, and the Parties agree that all obligations to provide such Sysorex Shares and cash, if any, in lieu of fractional share interests shall be obligations of Sysorex, subject in each case to applicable escheat or other abandoned property Laws, and Parent shall have no Liability with respect thereto.

(f) Until the Sysorex Shares are duly transferred in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, Sysorex will regard the Persons entitled to receive such Sysorex Shares as record holders of Sysorex Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons. Sysorex agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends, if any, payable on, and exercise voting rights and all other rights and privileges with respect to, the Sysorex Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the Sysorex Shares then held by such holder.

ARTICLE IV

MUTUAL RELEASES; INDEMNIFICATION

4.1 Release of Pre-Distribution Claims.

(a) Sysorex Release of Parent. Except as provided in Sections 4.1(c) and 4.1(e), effective as of the Effective Time, Sysorex does hereby, for itself and each other member of the Sysorex Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Sysorex Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Parent and the members of the Parent Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been stockholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately following the Effective Time, directors, officers or employees of Sysorex or a member of the Sysorex Group, in each case from: (A) all Sysorex Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Sysorex Business, the Sysorex Assets or the Sysorex Liabilities but excluding any Liabilities resulting from actions by any member of the Parent Group that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by such member of the Parent Group.

(b) Parent Release of Sysorex. Except as provided in Sections 4.1(c) and 4.1(e), effective as of the Effective Time, Parent does hereby, for itself and each other member of the Parent Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Parent Group (in each case, in their respective capacities as such), remise, release and forever discharge (i) Sysorex and the members of the Sysorex Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been stockholders, directors, officers, agents or employees of any member of the Sysorex Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Parent Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution (for the avoidance of doubt this clause (B) shall not limit or affect indemnification obligations of the Parties set forth in this Agreement or any Ancillary Agreement) and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Parent Business, the Parent Assets or the Parent Liabilities but excluding any Liabilities resulting from actions by any member of the Sysorex Group that are the result of intentional misconduct, wrongdoing, fraud or misrepresentation by such member of the Sysorex Group.

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(c) Acknowledgment of Unknown Losses or Claims. The Parties expressly understand and acknowledge that it is possible that unknown losses or claims exist or might come to exist or that present losses may have been underestimated in amount, severity, or both. Accordingly, the Parties are deemed expressly to understand provisions and principles of law such as Section 1542 of the Civil Code of the State of California (“Section 1542”) (as well as any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar or comparable to Section 1542), which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. The Parties are hereby deemed to agree that the provisions of Section 1542 and all similar federal or state laws, rights, rules, or legal principles of California or any other jurisdiction that may be applicable herein, are hereby knowingly and voluntarily waived and relinquished with respect to the releases in Section 4.1(a) and Section 4.1(b).

(d) Obligations Not Affected. Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms. Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i) any Liability provided in or resulting from any agreement among any members of the Parent Group or any members of the Sysorex Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, or any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time;

(ii) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii) any Liability for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from a member of the other Group prior to the Effective Time;

(iv) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value received basis for work done by a member of one Group at the request or on behalf of a member of the other Group;

(v) any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and any other Party (and/or a member of the other Party’s Group), on the other hand;

(vi) any Liability that the Parties may have with respect to any indemnification or contribution or other obligation pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

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(vii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Parent Group from honoring its existing obligations to indemnify any director, officer or employee of Sysorex who was a director, officer or employee of any member of the Parent Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is a Sysorex Liability, Sysorex shall indemnify Parent for such Liability (including Parent’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(e) No Claims. Sysorex shall not make, and shall not permit any other member of the Sysorex Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Parent or any other member of the Parent Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a). Parent shall not make, and shall not permit any other member of the Parent Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Sysorex or any other member of the Sysorex Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(f) Execution of Further Releases. At any time at or after the Effective Time, at the request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2 Indemnification by Sysorex. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Sysorex shall, and shall cause the other members of the Sysorex Group to, indemnify, defend and hold harmless Parent, each member of the Parent Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Parent Indemnitees”), from and against any and all Liabilities of the Parent Indemnitees (including for their own contributory negligence) relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication); provided, however, that Sysorex shall have no obligation to indemnify any of the Parent Indemnitees with respect to any matter to the extent that such party has engaged in any intentional misconduct, wrongdoing, fraud or misrepresentation:

(a) any Sysorex Liability;

(b) any failure of Sysorex, any other member of the Sysorex Group or any other Person to pay, perform or otherwise promptly discharge any Sysorex Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by Sysorex or any other member of the Sysorex Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Parent Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Sysorex Group by any member of the Parent Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Sysorex shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

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4.3 Indemnification by Parent. Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Parent shall, and shall cause the other members of the Parent Group to, indemnify, defend and hold harmless Sysorex, each member of the Sysorex Group and each of their respective past, present and future directors, officers, employees or agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Sysorex Indemnitees”), from and against any and all Liabilities of the Sysorex Indemnitees (including for their own contributory negligence) relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication); provided, however, that Parent shall have no obligation to indemnify any of the Sysorex Indemnitees with respect to any matter to the extent that such party has engaged in any intentional misconduct, wrongdoing, fraud or misrepresentation:

(a) any Parent Liability;

(b) any failure of Parent, any other member of the Parent Group or any other Person to pay, perform or otherwise promptly discharge any Parent Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c) any breach by Parent or any other member of the Parent Group of this Agreement or any of the Ancillary Agreements;

(d) except to the extent it relates to a Sysorex Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Parent Group by any member of the Sysorex Group that survives following the Distribution; and

(e) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to statements made explicitly in Parent’s name in the Form 10, the Information Statement (as amended or supplemented if Sysorex shall have furnished any amendments or supplements thereto) or any other Disclosure Document.

4.4 Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of any indemnifiable Liability. Accordingly, the amount which either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnitee”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of such Liability, then within 10 calendar days of receipt of such Insurance Proceeds, the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification and contribution provisions hereof. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to collect or recover any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

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4.5 Procedures for Indemnification of Third-Party Claims.

(a) Notice of Claims. If, at or following the Effective Time, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the Sysorex Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within 14 days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 4.5(a).

(b) Control of Defense. An Indemnifying Party may elect to defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee being true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (C) the Indemnitee shall have the right to assume the defense of such Third-Party Claim. Within 30 days after the receipt of a notice from an Indemnitee in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnitee indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim and specifying any reservations or exceptions to its defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within 30 days after receipt of the notice from an Indemnitee as provided in Section 4.5(a), then the Indemnitee that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim. Notwithstanding anything herein to the contrary, Parent shall have the sole right, if it so elects, to defend and control any proceeding related to Shared Liabilities.

(c) Allocation of Defense Costs. If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, whether with or without any reservations or exceptions with respect to such defense, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense. If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnitee of its election within 30 days after receipt of a notice from an Indemnitee as provided in Section 4.5(a), and the Indemnitee conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnitee in connection with the defense of such Third-Party Claim.

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(d) Right to Monitor and Participate. An Indemnitee that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee or Indemnifying Party, but the fees and expenses of such counsel shall be at the expense of such Indemnitee or Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party, at the non-controlling Party’s expense, all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party. In addition to the foregoing, if any Indemnitee shall in good faith determine that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e) No Settlement. Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within 30 days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f) Tax Matters Agreement Coordination. The provisions of Section 4.2 through Section 4.10 hereof do not apply with respect to Taxes or Tax matters (it being understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement). In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

4.6 Additional Matters.

(a) Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within 45 days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b) Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party; provided, that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

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(c) Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

4.7 Right of Contribution.

(a) Contribution. If any right of indemnification contained in Section 4.2 or Section 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b) Allocation of Relative Fault. Solely for purposes of determining relative fault pursuant to this Section 4.7: (i) any fault associated with the business conducted with the Delayed Sysorex Assets or Delayed Sysorex Liabilities (except for the gross negligence or intentional misconduct of a member of the Parent Group) or with the ownership, operation or activities of the Sysorex Business prior to the Effective Time shall be deemed to be the fault of Sysorex and the other members of the Sysorex Group, and no such fault shall be deemed to be the fault of Parent or any other member of the Parent Group; (ii) any fault associated with the business conducted with Delayed Parent Assets or Delayed Parent Liabilities (except for the gross negligence or intentional misconduct of a member of the Sysorex Group) shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of Sysorex or any other member of the Sysorex Group; and (iii) any fault associated with the ownership, operation or activities of the Parent Business prior to the Effective Time shall be deemed to be the fault of Parent and the other members of the Parent Group, and no such fault shall be deemed to be the fault of Sysorex or any other member of the Sysorex Group.

4.8 Covenant Not to Sue. Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnitee, or assert a defense against any claim asserted by any Indemnitee, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that: (a) the assumption of any Sysorex Liabilities by Sysorex or a member of the Sysorex Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Parent Liabilities by Parent or a member of the Parent Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9 Remedies Cumulative. The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10 Survival of Indemnities. The rights and obligations of each of Parent and Sysorex and their respective Indemnitees under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

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ARTICLE V

CERTAIN OTHER MATTERS

5.1 Insurance Matters.

(a) Parent and Sysorex agree to cooperate in good faith to provide for an orderly transition of insurance coverage from the date hereof through the Effective Time. In no event shall Parent, any other member of the Parent Group or any Parent Indemnitee have Liability or obligation whatsoever to any member of the Sysorex Group in the event that any insurance policy or insurance policy related contract shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Sysorex Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date.

(b) From and after the Effective Time, with respect to any losses, damages and Liability incurred by any member of the Sysorex Group prior to the Effective Time, Parent will pursue claims, at Sysorex’s sole cost and expense on behalf of Sysorex (with Sysorex entitled to all Insurance Proceeds resulting from or arising out of any such claims) under Parent’s Policies in place immediately prior to the Effective Time (and any extended reporting periods for claims made Policies) and Parent’s historical Policies, but solely to the extent that such Policies provided coverage for members of the Sysorex Group or the Sysorex Business prior to the Effective Time; provided that such right to require Parent to make claims on behalf of Sysorex under such Policies shall be subject to the terms, conditions and exclusions of such Policies, including but not limited to any limits on coverage or scope, any deductibles, self-insured retentions and other fees and expenses, and shall be subject to the following additional conditions:

(i) Sysorex shall provide written notification to Parent of any request for Parent to pursue a claim on behalf Sysorex pursuant to this Section 5.1(b), and Parent shall use commercially reasonable efforts to pursue such claim, at Sysorex’s sole cost and expense, as promptly as is reasonably practicable;

(ii) Sysorex and the members of the Sysorex Group shall indemnify, hold harmless and reimburse Parent and the members of the Parent Group for any deductibles, self-insured retention, fees, indemnity payments, settlements, judgments, legal fees, allocated claims expenses and claim handling fees, and other expenses incurred by Parent or any members of the Parent Group to the extent resulting from any pursuit of claims on behalf of Sysorex or any other members of the Sysorex Group under any insurance provided pursuant to this Section 5.1(b), whether such claims are pursued on behalf of Sysorex, its employees or third Persons; and

(iii) Sysorex shall exclusively bear (and neither Parent nor any members of the Parent Group shall have any obligation to repay or reimburse Sysorex or any member of the Sysorex Group for) and shall be liable for all excluded, uninsured, uncovered, unavailable or uncollectible amounts of all such claims pursued on behalf of Sysorex or any member of the Sysorex Group under the Policies as provided for in this Section 5.1(b).

In the event that any member of the Parent Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Parent Group is entitled to coverage under Sysorex’s third-party Policies, the same process pursuant to this Section 5.1(b) shall apply, substituting “Parent” for “Sysorex” and “Sysorex” for “Parent”, including for purposes of the first sentence of Section 5.1(e).

(c) Except as provided in Section 5.1(b), from and after the Effective Time, neither Sysorex nor any member of the Sysorex Group shall have any rights to or under any of the Policies of Parent or any other member of the Parent Group. At the Effective Time, Sysorex shall have in effect all insurance programs required to comply with Sysorex’s contractual obligations and such other Policies required by Law or as reasonably necessary or appropriate for companies operating a business similar to Sysorex’s.

(d) In connection with Parent’s pursuit of a claim on behalf of Sysorex or a member of the Sysorex Group under any insurance policy of Parent or any member of the Parent Group pursuant to this Section 5.1, Parent shall not be required to take any action that would be reasonably likely to (i) have a material and adverse impact on the then-current relationship between Parent or any member of the Parent Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or materially reducing coverage, or materially increasing the amount of any premium owed by Parent or any member of the Parent Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere in any material respect with the rights of Parent or any member of the Parent Group under the applicable insurance policy.

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(e) All payments and reimbursements by Sysorex pursuant to this Section 5.1 will be made within 45 days after Sysorex’s receipt of an invoice therefor from Parent. Parent shall retain the exclusive right to control its Policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its Policies and programs and to amend, modify or waive any rights under any such Policies and programs, notwithstanding whether any such Policies or programs apply to any Sysorex Liabilities and/or claims Sysorex has made or could make in the future, and no member of the Sysorex Group shall erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Parent’s insurers with respect to any of Parent’s Policies and programs, or amend, modify or waive any rights under any such Policies and programs. Sysorex shall cooperate with Parent and share such information as is reasonably necessary in order to permit Parent to manage and conduct its insurance matters as Parent deems appropriate. Neither Parent nor any member of the Parent Group shall have any obligation to secure extended reporting for any claims under any Policies of Parent or any member of the Parent Group for any acts or omissions by any member of the Sysorex Group incurred prior to the Effective Time. For the avoidance of doubt, each Party and any member of its applicable Group has the sole right to settle or otherwise resolve third party claims made against it or any member of its applicable Group covered under an applicable insurance Policy.

(f) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Parent Group in respect of any insurance policy or any other contract or policy of insurance.

(g) Sysorex does hereby, for itself and each other member of the Sysorex Group, agree that no member of the Parent Group shall have any Liability whatsoever as a result of the Policies and practices of Parent and the members of the Parent Group as in effect at any time, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise.

(h) For 5 years after the Effective Time, each of Parent and Sysorex shall cause to be maintained in effect the same or no less favorable (in the aggregate) provisions in its respective articles of incorporation and bylaws in effect as of the Effective Time regarding elimination of liability, indemnification of officers and directors and advancement of expenses; provided that this clause (h) shall not be deemed to prevent any merger, liquidation or similar transaction.

5.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within 45 days of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus 1%, provided that notice of any such late payment has been provided and the other Party has been provided 15 days to cure any such late payment.

5.3 Inducement. Sysorex acknowledges and agrees that Parent’s willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Sysorex’s covenants and agreements in this Agreement and the Ancillary Agreements, including Sysorex’s assumption of the Sysorex Liabilities pursuant to the Separation and the provisions of this Agreement and Sysorex’s covenants and agreements contained in Article IV.

5.4 Post-Effective Time Conduct. The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities following the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party.

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5.5 Non-Competition; Non-Solicitation.

(a) For a period of 2 years after the Distribution Date, without the written consent of Parent, neither Sysorex nor any member of the Sysorex Group, nor any of their Affiliates, shall directly or indirectly, develop, commercialize, manufacture or distribute, or license, authorize or otherwise enable or assist any Third Party to, directly or indirectly, develop, commercialize, manufacture or distribute, any product or service that competes with the Parent Business anywhere in the world, in each case other than the conduct by Sysorex or any member of its Group of the Sysorex Operating Activities.

(b) In the event that (i) Sysorex or any member of the Sysorex Group desires to purchase (whether structured as an acquisition of assets, stock, merger or otherwise) a Person or business that conducts any activities substantially similar to Parent’s Business and (ii) such purchase or the ownership by Sysorex or any member of the Sysorex Group of such Person or business would result in a breach of Section 5.5(a) solely due to the conduct of such incidental activities, then, upon Sysorex’s written request to Parent, the Parties shall enter into good faith discussions regarding a potential agreement that would include terms, conditions and restrictions pursuant to which Sysorex or such member would be permitted to complete such purchase without breaching Section 5.5(a) (provided, however, that neither Party shall have any obligation hereunder to enter into any such agreement).

(c) For a period of one year after the Distribution Date, neither Party nor any member of its Group shall directly or indirectly solicit or recruit for employment any current or former employees of the other Party or any member of its Group without the written consent of such other Party; provided that an individual shall not be deemed to have been solicited in violation of this Section 5.5(c) if such individual ceased to be employed by such other Party or any member of its Group or if such individual voluntarily contacts such other Party or any member of its Group. This prohibition on solicitation shall not apply to a public solicitation or a general solicitation (including through a bona fide search firm), so long as it is not targeted toward employees of the applicable Group.

(d) Each Party acknowledges and agrees that the restrictions in this Section 5.5 are reasonable, valid and necessary in light of the Parties’ circumstances and for the adequate protection of the Parties’ businesses and that the Parties would not have entered into this Agreement without such restrictions. If, notwithstanding the foregoing, a competent court or arbitrator determines that such restrictions are too broad or otherwise unreasonable under applicable Law, then, notwithstanding anything to the contrary in Section 10.6, such court or arbitrator is hereby requested and authorized by the Parties to modify such restrictions so that, after such modification, they reflect the maximum restrictions allowable under applicable Laws.

(e) Nothing in this Section 5.5 shall prohibit Nadir Ali, who will continue to serve as a director of Sysorex and the Chief Executive Officer and a director of Parent from engaging in the Parent Business prior to and after the Effective Time.

ARTICLE VI

EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1 Agreement for Exchange of Information.

(a) Subject to Section 6.9 and any other applicable confidentiality obligations, each of Parent and Sysorex, on behalf of itself and each member of its Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor is received by such Party, any information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party requests to the extent that (i) such information relates to the Sysorex Business, or any Sysorex Asset or Sysorex Liability, if Sysorex is the requesting Party, or to the Parent Business, or any Parent Asset or Parent Liability, if Parent is the requesting Party; (ii) such information is required by the requesting Party to comply with its obligations under this Agreement or any Ancillary Agreement; or (iii) such information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, however, that, in the event that the Party to whom the request has been made determines that any such provision of information could be detrimental to the Party providing the information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence. The Party providing information pursuant to this Section 6.1 shall only be obligated to provide such information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such information, and nothing in this Section 6.1 shall expand the obligations of a Party under Section 6.4.

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(b) Without limiting the generality of the foregoing, until December 31, 2018 which is the end of Sysorex’s 2018 fiscal year (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for such fiscal year), each Party shall use its commercially reasonable efforts to cooperate with the other Party’s information requests to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K promulgated under the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2 Ownership of Information. The provision of any information pursuant to Section 6.1 or Section 6.7 shall not affect the ownership of such information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or constitute a grant of rights in or to any such information.

6.3 Compensation for Providing Information. The Party requesting information agrees to reimburse the other Party for the reasonable costs, if any, of creating, gathering, copying, transporting and otherwise complying with the request with respect to such information (including any reasonable costs and expenses incurred in any review of information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested information). Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall be computed in accordance with the providing Party’s standard methodology and procedures.

6.4  Record Retention. To facilitate the possible exchange of information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their commercially reasonable efforts, which shall be no less rigorous than those used for retention of such Party’s own information, to retain all information in their respective possession or control at the Effective Time in accordance with their respective policies regarding retention of records; provided, however, that in the case of any information relating to Taxes, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof). Notwithstanding anything in Article VI to the contrary, the Tax Matters Agreement exclusively governs the retention of Tax related records and the exchange of Tax-related information, and Section 9.01 of the Employee Matters Agreement will govern the retention of employment and benefits related records.

6.5 Limitations of Liability. Neither Party shall have any Liability to the other Party in the event that any information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence, bad faith or willful misconduct by the Party providing such information. Neither Party shall have any Liability to any other Party if any information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

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6.6 Other Agreements Providing for Exchange of Information.

(a) The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention, destruction or confidential treatment of information set forth in any Ancillary Agreement.

(b) Any party that receives, pursuant to a request for information in accordance with this Article VI, Tangible Information that is not relevant to its request shall, at the request of the providing Party, (i) return it to the providing Party or, at the providing Party’s request, destroy such Tangible Information; and (ii) deliver to the providing Party written confirmation that such Tangible Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7 Production of Witnesses; Records; Cooperation.

(a) After the Effective Time, except in the case of a Dispute between Parent and Sysorex, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all costs and expenses in connection therewith.

(b) If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall make available to such Indemnifying Party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available without undue burden, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be, and shall otherwise cooperate in such defense, settlement or compromise, or such prosecution, evaluation or pursuit, as the case may be.

(c) Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(d) Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect to any Intellectual Property and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(e) The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses directors, officers, employees, other personnel and agents without regard to whether such person could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8 Privileged Matters.

(a) The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Parent Group and the Sysorex Group, and that each of the members of the Parent Group and the Sysorex Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith. The Parties recognize that legal and other professional services will be provided following the Effective Time, which services will be rendered solely for the benefit of the Parent Group or the Sysorex Group, as the case may be. In furtherance of the foregoing, each Party shall authorize the delivery to and/or retention by the other Party of materials existing as of the Effective Time that are necessary for such other Party to perform such services.

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(b) The Parties agree as follows:

(i) Parent shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Parent Business and not to the Sysorex Business, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the Sysorex Group. Parent shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Parent Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Parent Group or any member of the Sysorex Group;

(ii) Sysorex shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Sysorex Business and not to the Parent Business, whether or not the Privileged Information is in the possession or under the control of any member of the Sysorex Group or any member of the Parent Group. Sysorex shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Sysorex Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Sysorex Group or any member of the Parent Group; and

(iii) if the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree. The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Parent Business, solely to the Sysorex Business, or to both the Parent Business and the Sysorex Business.

(c) Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b) and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the consent of the other Party.

(d) If any Dispute arises between the Parties or any members of their respective Groups regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party. Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except in good faith to protect its own legitimate interests.

(e) In the event of any Dispute between Parent and Sysorex, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that the Parties intend such waiver of a shared privilege to be effective only as to the use of information with respect to the Action between the Parties and/or the applicable members of their respective Groups, and is not intended to operate as a waiver of the shared privilege with respect to any Third Party.

(f) Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than 5 business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

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(g) Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Parent and Sysorex set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities. The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups as needed pursuant to this Agreement, is not intended to be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

(h) In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9 Confidentiality.

(a) Confidentiality. Subject to Section 6.10, from and after the Effective Time each of Parent and Sysorex, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses (giving effect to the Separation and Distribution) that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group. If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b) No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic back-up versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement or any Ancillary Agreement.

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(c) Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Time, may gain access to or possession of confidential or proprietary information of, or legally-protected personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or legally-protected personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand. With respect to legally-protected personal information received from consumers before the Effective Time, each Party agrees that it will not use data in a manner that is materially inconsistent with promises made at the time the data was collected unless it first obtains affirmative express consent from the relevant consumer.

6.10 Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII

DISPUTE RESOLUTION

7.1 Good Faith Offer Negotiation. Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or any Ancillary Agreement (including regarding whether any Assets are Sysorex Assets, any Liabilities are Sysorex Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”), shall provide written notice thereof to the other Party (the “Offer Negotiation Request”). Within 15 days of the delivery of the Offer Negotiation Request, the Parties shall attempt to resolve the Dispute through good faith negotiation. All such negotiations shall be conducted by executives who hold, at a minimum, the title of Senior Vice President and who have authority to settle the Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Parties are unable for any reason to resolve a Dispute within 30 days of receipt of the Offer Negotiation Request, and such 30 day period is not extended by mutual written consent of the Parties, the Chief Executive Officers of the Parties shall enter into good faith negotiations in accordance with Section 7.2.

7.2 Good-Faith Negotiation. If any Dispute is not resolved pursuant to Section 7.1, the Party that delivered the Offer Negotiation Request shall provide written notice of such Dispute to the Chief Executive Officer of each Party (a “CEO Negotiation Request”). As soon as reasonably practicable following receipt of a CEO Negotiation Request, the Chief Executive Officers of the Parties shall begin conducting good-faith negotiations with respect to such Dispute. All such negotiations shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Chief Executive Officers of the Parties are unable for any reason to resolve a Dispute within 30 days of receipt of a CEO Negotiation Request, and such 30 day period is not extended by mutual written consent of the Parties, the Dispute shall be submitted to arbitration in accordance with Section 7.3.

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7.3 Arbitration.

(a) In the event that a Dispute has not been resolved within 30 days of the receipt of a CEO Negotiation Request in accordance with Section 7.2, or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (the “Arbitration Request”) be submitted to be finally resolved by binding arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution (“CPR”) arbitration procedure, except as modified herein. The arbitration shall be held in (i) Palo Alto, California, or (ii) such other place as the Parties may mutually agree in writing. Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $1 million; or (ii) by a panel of 3 arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $1 million or more.

(b) The panel of 3 arbitrators will be chosen as follows: (i) within 15 days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator; and (ii) the 2 Party-appointed arbitrators will thereafter, within 30 days from the date on which the second of the 2 arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal. In the event that either Party fails to name an arbitrator within 15 days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the CPR arbitration procedure. In the event that the 2 Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the CPR arbitration procedure. If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within 15 days of the date of receipt of the Arbitration Request. If the Parties cannot agree to a sole independent arbitrator during such 15 day period, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the CPR arbitration procedure.

(c) The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and attorneys’ fees and costs; provided that the arbitrator(s) will not award any relief not specifically requested by the Parties and, in any event, will not award any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim). Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the Parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s). The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction. The initiation of arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.

7.4 Litigation and Unilateral Commencement of Arbitration. Notwithstanding the foregoing provisions of this Article VII, (a) a Party may seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Section 7.1, Section 7.2 and Section 7.3 if such action is reasonably necessary to avoid irreparable damage and (b) either Party may initiate arbitration before the expiration of the periods specified in Section 7.1, Section 7.2 and/or Section 7.3 if such Party has submitted an Offer Negotiation Request, a CEO Negotiation Request and/or an Arbitration Request and the other Party has failed to comply with Section 7.1, Section 7.2 and/or Section 7.3 in good faith with respect to such negotiation and/or the commencement and engagement in arbitration. In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the CPR arbitration procedure.

7.5 Conduct During Dispute Resolution Process. Unless otherwise agreed in writing, the Parties shall, and shall cause the respective members of their Groups to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

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ARTICLE VIII

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Sysorex Assets and the Parent Assets and the assignment and assumption of the Sysorex Liabilities and the Parent Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions as may be reasonably necessary to vest in such other Party good and marketable title to the Assets allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) On or prior to the Effective Time, Parent and Sysorex, in their respective capacities as direct and indirect stockholders of the members of their Groups, shall each ratify any actions which are reasonably necessary or desirable to be taken by Parent, Sysorex or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d) Parent and Sysorex, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of Sysorex or any other member of the Sysorex Group, on the one hand, or of Parent or any other member of the Parent Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Parent, in its sole and absolute discretion, without the approval or consent of any other Person, including Sysorex. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2 Effect of Termination. In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

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ARTICLE X

MISCELLANEOUS

10.1 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and Distribution and would not have been entered independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and Sysorex represents on behalf of itself and each other member of the Sysorex Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d) Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2 Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Nevada irrespective of the choice of laws principles of the State of Nevada including all matters of validity, construction, effect, enforceability, performance and remedies.

40

10.3 Assignability. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, however, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement and the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a party’s rights and obligations under this Agreement and all Ancillary Agreements all at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

10.4 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement and each Ancillary Agreement of any Parent Indemnitee or Sysorex Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5 Notices. All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Parent (prior to, on or after the Effective Time), to:

Inpixon

2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Attn.: Chief Executive Officer

with a copy to (which will not constitute notice):

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, New York 10017

If to Sysorex (prior to the Effective Time), to:

Sysorex, Inc.

2479 E. Bayshore Road, Suite 195

Palo Alto, California 94303

Attn.: Chief Executive Officer

with a copy to (which will not constitute notice):

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, New York 10017

41

If to Sysorex (from and after the Effective Time), to:

Sysorex, Inc.

2355 Dulles Corner Boulevard, Suite 600

Herndon, Virginia 20171

Attn.: Chief Executive Officer

with a copy to (which will not constitute notice):

Melanie Figueroa, Esq.

Mitchell Silberberg & Knupp LLP

12 East 49th Street, 30th Floor

New York, New York 10017

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6 Severability. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7 Force Majeure. No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8 No Set-Off. Except as expressly set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9 Expenses. Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement, including the Separation and the Distribution, and any Ancillary Agreement, the Registration Statement and the consummation of the transactions contemplated hereby and thereby will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.9.

10.10 Headings. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.11 Survival of Covenants. Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

42

10.12 Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.13 Specific Performance. Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.14 Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.15 Interpretation. In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement and each Ancillary Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or New York, New York; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to the date set forth in the introductory paragraph of this Agreement.

10.16 Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither Sysorex or any member of the Sysorex Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim or arising out of or in connection with a breach of Section 5.5).

10.17 Performance. Parent will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Parent Group. Sysorex will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Sysorex Group. Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.18 Mutual Drafting. This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives as of the date first written above.

INPIXON

By:	/s/ Nadir Ali
Nadir Ali, Chief Executive Officer

SYSOREX, INC.

By:	/s/ Zaman Khan
Zaman Khan, President

44

Schedules to Separation and Distribution Agreement

Capitalized terms used herein, but not defined herein, shall have the respective meanings ascribed thereto in the Separation and Distribution Agreement.

The inclusion of any information in these Schedules shall not be deemed to be an admission or evidence of the materiality of such information, nor shall it establish a standard of materiality for any purpose whatsoever. Matters reflected in these Schedules are not necessarily limited to matters required by the Separation and Distribution Agreement to be disclosed in these Schedules.

References in these Disclosure Schedules to any contract or other agreement, whether or not binding, include references to such contract’s or other agreement’s exhibits, annexes and schedules.

45

Schedule 1.1

Transferred Entities

Sysorex Government Services, Inc., a wholly-owned subsidiary of Sysorex, Inc.

46

Schedule 1.2

Other Parent Securities

Holders of 1,519.6309 outstanding shares of Inpixon’s Series 4 Preferred Stock as of August 6, 2018 that may be converted into an aggregate of approximately 8,561,643 shares of Inpixon common stock, par value $0.001 per share.

Holders of outstanding warrants issued by Inpixon that may be exercised for an aggregate of 64,918,852 shares of Inpixon common stock, par value $0.001 per share.

47

Schedule 1.3

Sysorex Contracts

Settlement Agreement and Release dated June 2018 between Inpixon USA f/k/a Sysorex USA and Zerto, Inc.

Settlement Agreement and Mutual Release dated May 8, 2018 between Techsystems, Inc. and Inpixon f/k/a Sysorex Government Services, Inc. d/b/a Sysorex Consulting Services.

Settlement Agreement dated April 24, 2018 between Inpixon Federal, Inc. f/k/a Sysorex Government Services, Inc., Sysorex USA n/k/a Inpixon USA, and Sysorex Global Holdings Corporation n/k/a Inpixon, a Nevada corporation, on the one hand, and Embarcadero Technologies, Inc. and Idera, Inc., on the other hand.

Confidential Settlement and Release Agreement dated April 23, 2018 between Ignite Technologies, Inc., Versata, Inc. and Gensym Corp., on the one hand, and Inpixon f/k/a Sysorex Global and Inpixon Federal, Inc. f/k/a Sysorex Government Services, Inc., on the other hand.

Settlement Agreement dated April 19, 2018 between Micro Focus (US) and Inpixon Federal, Inc.

Agreement dated April 13, 2018 between VMS Software, Inc. and Inpixon USA f/k/a Sysorex USA.

Settlement Agreement and Mutual Release dated February 9, 2018 between Smartbear Software, Inc. and Inpixon, f/k/a Sysorex Government Services, Inc.

Settlement Agreement and Release dated January 2018 between Dell Marketing L.P. and Inpixon USA f/k/a Sysorex USA.

Promissory Note and Security Agreement dated January 2018 issued by Inpixon USA f/k/a Sysorex USA in favor of Dell Marketing L.P.

Settlement Agreement and Mutual Release between Brookwood CB I, LLC and Brookwood CB II, LLC, on the one hand and Inpixon, as successor in interest to Sysorex Global Holdings, Inc., on the other hand.

Settlement Agreement and Release dated August 2, 2018 by and between Virtual Imaging, Inc., Inpixon Federal, Inc. and Inpixon USA.

Any settlement or other agreements resulting from or arising in connection with the settlement discussions with AVT Technology Solutions, LLC, in connection with that certain complaint filed in the United States District Court Middle District of Florida Tamp Division against Inpixon and Inpixon USA in connection with non-payment for goods received.

Any settlement or other agreements resulting from or arising in connection with the settlement discussions with Deque Systems, Inc. in connection with the motion for entry of default judgment filed against Inpixon Federal, Inc. in the Circuit Court of Fairfax County, Virginia.

Any settlement or other agreement resulting from or arising in connection with the judgement entered in on December 8, 2017, in favor of VersionOne, Inc. and against Inpixon, Inpixon Federal, and Inpixon USA, jointly and severally, in the amount of $334,339 for services provided to Integrio having a value of $486,337 pursuant to which . Sysorex and VersionOne, Inc. have agreed to a payment plan of $40,000 per month for March, April and May 2018 and then $30,000 per month from June 2018 until fully-paid.

48

Schedule 1.4

Sysorex Real Property (Leases)

1. Lease dated December 22, 2015, by and between Brandywine Operating Partnership, L.P. and Spectrum Systems, LLC (acquired by Inpixon Federal, Inc.) for the premises located at 2355 Dulles Corner Boulevard, Dulles Corner, Herndon, Virginia 20171.

2. Office Lease 101 Larkspur Landing Circle dated September 28, 2016, by and between Savoy Corporation and Sysorex USA.

3.  Amended and Restated Sublease Agreement dated June 4, 2018 between Dell Marketing L.P. and Inpixon Federal, Inc. for the premises located on the first floor of 13880 Dulles Comer Lane, Herndon, Virginia 20171.

49

Schedule 1.5

Shared Liabilities

On September 8, 2016, Inpixon executed an engagement agreement (the “Engagement Agreement”) wait a financial advisor (“Advisor”) for certain services to be rendered to the Parent. On March 19, 2018, Inpixon received a letter from the Advisor demanding a payment of $1 million as a Project Completion Fee, as that term was defined in the Engagement Agreement and on April 18, 2018 the financial advisor filed a demand for arbitration with the American Arbitration Association against Inpixon USA, Inc. Sysorex and Inpixon have agreed that Inpixon will indemnify Sysorex for 50% of the costs and expenses Sysorex incurs in defending the arbitration action and 50% of any judgment or award that may be rendered in favor of Atlas.

50

Schedule 2.2(a)(viii)

Sysorex Assets

Not applicable.

51

Schedule 2.2(b)(vi)

Parent Assets

Not applicable.

52

Schedule 2.3(a)

Sysorex Liabilities

Not applicable.

53

Schedule 2.3(b)

Parent Liabilities

Not applicable.

54

Schedule 2.6(a)

Guarantee Exception

Not applicable.

55

Schedule 2.7(b)(ii)

Intercompany Agreements (Non-Termination)

Not applicable.

56

Schedule 10.9

Allocation of Certain Costs and Expenses

To be determined.

57

Exhibit A

Articles of Incorporation

58

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Articles of Incorporation (PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	Sysorex, Inc.

2. Registered Agent for Service of Process: (check only one box)
	☒ Commercial Registered Agent:	Paracorp Incorporated
Name
	☐ Noncommercial Registered Agent (name and address below)	OR	☐ Office or Position with Entity (name and address below)

Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity
Nevada
	Street Address	City	Zip Code

Nevada
	Mailing Address (if different from street address)	City		Zip Code

3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value:	510,000,000	Par value per share: $	0.00001	Number of shares without par value:

4. Names and Addresses of the Board of Directors/ Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/ trustees)	1)	Nadir Ali
	Name
	2479 E. Bayshore Road, Suite 195	Palo Alto	CA	94303
	Street Address	City	State	Zip Code
	2)
	Name

	Street Address	City	State	Zip Code

5. Purpose: (optional; required only if Benefit Corporation status selected)	The purpose of the corporation shall be:	6. Benefit Corporation:
	Any lawful purpose	(see instructions)	☐ Yes

7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.
	Carol Gozzi	X
	Name		Incorporator Signature
	11377 W. Olympic Boulevard	Los Angeles	CA	90064
Address City State Zip Code

8. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity. If the registered agent is unable to sign the Articles of Incorporation, submit a separate signed Registered Agent Acceptance form.
X____________________________________
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity Date

59

ATTACHMENT

TO

ARTICLES OF INCORPORATION OF
SYSOREX, INC.

a Nevada corporation

The following provisions are hereby incorporated in the Articles of Incorporation for SYSOREX, INC., a Nevada corporation (the “Corporation”), as a part thereof.

With respect to Article 3 of the Articles of Incorporation, the following provisions are added:

Section 3.1 The Corporation is authorized to issue up to 510,000,000 shares of capital stock of which 500,000,000 shall be designated as “Common Stock”, each of which shall have a par value of $0.00001 and 10,000,000 which shall be designated as “Preferred Stock”, each of which shall have a par value of $0.00001.

Section 3.2 Provisions Relating to the Common Stock.  Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder’s name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

Section 3.3 Provisions Relating to the Preferred Stock. The Board of Directors (the “Board”) is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1) The number of shares constituting that series and distinctive designation of that series;

(2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series;

(8) Any other relative or participation rights, preferences and limitations of that series;

(9) If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

60

ARTICLE 7. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is exclusively authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE 8. INDEMNIFICATION

Section 8.1 Right to Indemnification. The Corporation will indemnify to the fullest extent permitted by law any person (the “Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of the Corporation or another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

Section 8.2 Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Article 8 are not exclusive of any other rights that an Indemnitee may have or acquire under any statute, bylaw, agreement, vote of stockholders or disinterested directors, the Articles of Incorporation or otherwise.

ARTICLE 9. LIABILITY

To the fullest extent permitted by Nevada law, the directors and officers of the Corporation shall be released from personal liability for damages to the Corporation or its stockholders.

Any amendment or repeal of this Article 9 will not eliminate or reduce the effect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE 10. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Nevada as the bylaws may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation. Special meetings of the stockholders for any purpose or purposes whatsoever may be called at any time only by (i) the Board of Directors, (ii) any two directors, (iii) the Chairperson of the Board or (iv) the Chief Executive Officer or the President together with one non-employee director.

ARTICLE 11. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE 12. INAPPLICABILITY OF CERTAIN NEVADA STATUTES

Section 12.1 Inapplicability of Combinations with Interested Stockholders Statutes. At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

Section 12.2 Inapplicability of Acquisition of Controlling Interest Statutes. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

61

ARTICLE 13. FILLING VACANCIES ON THE BOARD OF DIRECTORS

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. The term of any director elected in accordance with the preceding sentence shall expire at the next annual meeting of the stockholders following such director’s election. Each such director shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Article 14. Annual Meetings of Stockholders

At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been brought before the annual meeting (a) by, or at the direction of, a majority of the directors, or (b) by any stockholder of the Corporation who complies with Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

This provision shall not prevent the consideration and approval or disapproval at the annual meeting of reports of officers, directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at such annual meeting.

Article 15. Stockholder Nomination of Directors

Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding and the requirements of the bylaws of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders (i) by or at the direction of the Board of Directors or any nominating committee or person appointed by the Board of Directors or (ii) by any stockholder of the Corporation entitled to vote for the election of directors at the meeting so long as such nomination complies with the notice procedures set forth in this Article 15 and the bylaws of the Corporation. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder’s notice must be sent to the Secretary of the Corporation and shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation’s books, of the stockholder and (ii) the class and number of shares of the Corporation’s stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as director of the Corporation.

The presiding officer of the annual meeting shall determine and declare at the annual meeting whether the nomination was made in accordance with the terms of this Article 15 and the bylaws of the Corporation. If the presiding officer determines that a nomination was not made in accordance with the terms of this Article 15 or the bylaws of the Corporation, he or she shall so declare at the annual meeting and any such defective nomination shall be disregarded.

62

Exhibit B

Bylaws

63

BYLAWS

OF

SYSOREX, INC.

A NEVADA CORPORATION

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ARTICLE I - OFFICES
Section 1.	Principal Office
Section 2.	Other Offices
ARTICLE II - DIRECTORS - MANAGEMENT
Section 1.	Powers
Section 2.	Number and Qualification of Directors
Section 3.	Election and Term of Office of Directors
Section 4.	Vacancies
Section 5.	Removal of Directors
Section 6.	Place of Meetings
Section 7.	Annual Meetings
Section 8.	Other Regular Meetings
Section 9.	Special Meetings/Notices
Section 10.	Wavier of Notice
Section 11.	Quorums
Section 12.	Adjournment
Section 13.	Notice of Adjournment
Section 14.	Sole Director Provided by Articles or Bylaws
Section 15.	Directors’ Action by Unanimous Written Consent
Section 16.	Compensation of Directors
Section 17.	Committees
Section 18.	Meetings and Action of Committees
Section 19.	Advisers
ARTICLE III - OFFICERS
Section 1.	Officers
Section 2.	Election of Officers
Section 3.	Subordinate Officers, Etc.
Section 4.	Removal and Resignation of Officers
Section 5.	Vacancies
Section 6.	Chief Executive Officer
Section 7.	President
Section 8.	Vice President
Section 9.	Secretary
Section 10.	Treasurer
ARTICLE IV - STOCKHOLDERS’ MEETINGS
Section 1.	Place of Meetings
Section 2.	Annual Meeting
Section 3.	Special Meeting
Section 4.	Notice of Meetings - Reports
Section 5.	Quorum
Section 6.	Adjourned Meeting and Notice Thereof
Section 7.	Notice of Stockholder Nominations
ARTICLE V - AMENDMENTS TO BYLAWS
Section 1.	Amendment by Stockholders
Section 2.	Amendment by Directors
Section 3.	Record of Amendments
ARTICLE VI - SHARES OF STOCK
Section 1.	Certificate of Stock
Section 2.	Lost or Destroyed Certificates
Section 3.	Transfer of Shares
Section 4.	Record Date
ARTICLE VII - DIVIDENDS
ARTICLE VIII - FISCAL YEAR
ARTICLE IX - CORPORATE SEAL
ARTICLE X - INDEMNITY

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BYLAWS

OF

SYSOREX, INC.

a Nevada corporation

ARTICLE I
OFFICES

Section 1. Principal Office. The principal office of Sysorex, Inc. (the “Corporation”) shall be at such place within or without the State of Nevada as shall be fixed from time to time by the Board of Directors (sometimes referred to herein as the “Board”).

Section 2. Other Offices. Branch or subsidiary offices may at any time be established by the Board of Directors at any place or places where the Corporation is qualified to do business.

ARTICLE II
DIRECTORS-MANAGEMENT

Section 1. Powers. Subject to the provisions of the Nevada Revised Statues (the “NRS”), and subject to any limitations in the Articles of Incorporation of the Corporation relating to action required to be approved by the stockholders, or by the outstanding shares, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by or under the direction of the Board of Directors. Without limiting the generality of the foregoing, it is hereby expressly declared that the Board shall have the following powers:

(A) to select and remove all of the officers, agents and employees of the Corporation, prescribe such powers and duties for them as may not be inconsistent with law, the Certificate of Incorporation or these Bylaws, fix their compensation, and require from them security for faithful service;

(B) to conduct, manage and control the affairs and business of the Corporation, and to make such rules and regulations therefor not inconsistent with law, the Articles of Incorporation or these Bylaws, as it may deem best;

(C) to change the location of the registered office of the Corporation in Article I, Section 1 hereof; to change the principal office for the transaction of the business of the Corporation from one location to another; to fix and locate from time to time one or more subsidiary offices of the Corporation within or without the State of Nevada as provided in Article I, Section 2 hereof; to designate any place within or without the State of Nevada for the holding of any meeting or meetings of stockholders; and to adopt, make and use a corporate seal, and to prescribe the forms of certificates of stock, and to alter the form of such seal and of such certificates from time to time, and in its judgment as it may deem best, provided such seal and such certificate shall at all times comply with the provisions of law;

(D) to authorize the issuance of shares of stock of the Corporation from time to time, upon such terms and for such considerations as may be lawful;

(E) to borrow money and incur indebtedness for the purposes of the Corporation, and to cause to be executed and delivered therefor, in the corporate name, promissory notes, bonds, debentures, deeds of trust and securities therefor; and

(F) by resolution adopted by a majority of the authorized number of directors, to designate an executive and other committees, each consisting of one or more directors, to serve at the pleasure of the Board, and to prescribe the manner in which proceedings of such committee or committees shall be conducted.

Section 2. Number and Qualification of Directors. The authorized number of directors of the Corporation shall not be less than one nor more than nine until changed by a duly adopted amendment to the Articles of Incorporation or by an amendment to this Section 2 of Article II of these Bylaws or, without amendment of these Bylaws, the number of directors may be fixed or changed by resolution adopted by the vote of the majority of the directors in office or by the vote of holders of shares representing a majority of the voting power at any annual meeting, or any special meeting called for such purpose; but no reduction of the number of directors shall of itself have the effect of removing any director prior to the expiration of his or her term.

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Section 3. Election and Term of Office of Directors.

3.1 Directors shall be elected at each annual meeting of the stockholders to hold office until the next annual meeting. If any such annual meeting of stockholders is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified.

3.2 Except as may otherwise be provided herein, or in the Articles of Incorporation, the members of the Board of Directors of this Corporation, who need not be stockholders, shall be elected by a plurality of the votes cast at a meeting of stockholders, by the holders of shares of stock present in person or by proxy, entitled to vote in the election.

3.3 The Chairperson of the Board, if elected, shall, if present, preside at the meetings of the Board of Directors and exercise and perform such other powers and duties as may, from time to time, be assigned by the Board of Directors or prescribed by the Bylaws.

Section 4. Vacancies.

4.1 A vacancy or vacancies on the Board of Directors shall be deemed to exist in the event of the death, resignation or removal of any director, or if the Board of Directors by resolution declares vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony, or if the authorized number of directors be increased, or if the stockholders fail, at any annual or special meeting of stockholders at which any director or directors are elected, to elect the full authorized number of directors to be voted for at the meeting.

4.2 Newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. The term of any director elected in accordance with the preceding sentence shall expire at the next annual meeting of the stockholders following such director’s election. Each such director shall hold office until his or her successor is duly elected and qualified or until his or her prior death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

4.3 Any director may resign, effective on giving written notice to the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary, or the Board of Directors, unless the notice specifies a later time for that resignation to become effective. When one or more directors give notice of his or her or their resignation from the Board of Directors, effective at a future date, the Board may fill the vacancy or vacancies to take effect when the resignation or resignations become effective, each director so appointed to hold office during the remainder of the term of office of the resigning director(s).

4.4 No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

Section 5. Removal of Directors.

5.1 The entire Board of Directors, or any individual director, may be removed from office as provided by Section 78.335 of the NRS by vote of the holders of two-thirds of the voting power, or a greater percentage of the voting power required by the Articles of Incorporation, if so provided, of the issued and outstanding stock entitled to vote.

5.2 When by the provisions of the Articles of Incorporation the holders of the shares of any class or series voting as a class or series are entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of the holders of the shares of that class or series.

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Section 6. Place of Meetings. Regular meetings of the Board of Directors shall be held at any place within or outside the state that has been designated from time to time by resolution of the Board. In the absence of such resolution, regular meetings shall be held at the principal executive office of the Corporation. Special meetings of the Board shall be held at any place within or outside the state that has been designated in the notice of the meeting, or, if not stated in the notice or there is no notice, at the principal executive office of the Corporation. Any meeting, regular or special, may be held by conference telephone or similar communication equipment pursuant to Section 78.315 of the NRS, so long as all directors participating in such meeting can hear one another, and all such directors shall be deemed to have been present in person at such meeting.

Section 7. Annual Meetings. Immediately following each annual meeting of stockholders, the Board of Directors shall hold a regular meeting for the purpose of organization, the election of officers and the transaction of other business. Notice of this meeting shall not be required. Minutes of any meeting of the Board, or any committee thereof, shall be maintained as required by the NRS by the Secretary or other officer designated for that purpose.

Section 8. Other Regular Meetings.

8.1 Other regular meetings of the Board of Directors shall be held without call at such time as shall from time to time be fixed by the Board of Directors. Such regular meetings may be held without notice, provided the time and place of such meetings has been fixed by the Board of Directors, and further provided the notice of any change in the time of such meeting shall be given to all the directors, or provided that a number of directors constituting a quorum waive notice thereof in writing. Notice of a change in the determination of the time shall be given to each director in the same manner as notice for such special meetings of the Board of Directors.

8.2 If said day falls upon a holiday, such meetings shall be held on the next succeeding day thereafter.

Section 9. Special Meetings/Notices.

9.1 Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairperson of the Board or the Chief Executive Officer, or the President or any Vice President or the Secretary or any two directors.

9.2 Notice of the time and place for special meetings shall be delivered personally or by telephone to each director or sent by mail, or other means of written communication as permitted by the NRS, addressed to each director at his or her address as it is shown in the records of the Corporation. In case such notice is mailed, it shall be deposited in the United States mail at least four days prior to the time of holding the meeting. In case such notice is delivered personally or by telephone, it shall be delivered personally or by telephone at least 4 hours prior to the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated to either the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate same to the director. The notice need not specify the purpose of the meeting, nor the place, if the meeting is to be held at the principal executive office of the Corporation.

Section 10. Waiver of Notice.

10.1 The transactions of any meeting of the Board of Directors, however called, noticed, or wherever held, shall be as valid as though had at a meeting duly held after the regular call and notice if a quorum is present and if, either before or after the meeting, each of the directors not present signs a written waiver of notice, a consent to holding the meeting or an approval of the minutes thereof. Waivers of notice or consent need not specify the purposes of the meeting. All such waivers, consents and approvals shall be filed with the corporate records or made part of the minutes of the meeting.

10.2 Notice of a meeting shall also be deemed given to any director who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director.

Section 11. Quorums. Presence of a majority of the authorized number of directors shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 12 of this Article II. Members of the Board may participate in a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another. Participation in a meeting as permitted by the preceding sentence constitutes presence in person at such meeting . Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum was present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or the Articles of Incorporation. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.

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Section 12. Adjournment. A majority of the directors present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

Section 13. Notice of Adjournment. Notice of the time and place of the holding of an adjourned meeting need not be given, unless the meeting is adjourned for more than 24 hours, in which case notice of such time and place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of the adjournment.

Section 14. Sole Director Provided by Articles or Bylaws. In the event only one director is required by the Bylaws or the Articles of Incorporation, then any reference herein to notices, waivers, consents, meetings or other actions by a majority or quorum of the Board of Directors shall be deemed or referred as such notice, waiver, etc., by the sole director, who shall have all rights and duties and shall be entitled to exercise all of the powers and shall assume all the responsibilities otherwise herein described, as given to the Board of Directors.

Section 15. Directors’ Action by Unanimous Written Consent. In accordance with and subject to the exceptions set forth in Section 78.315 of the NRS, any action required or permitted to be taken by the Board of Directors may be taken without a meeting and with the same force and effect as if taken by a unanimous vote of directors, if authorized by a writing signed individually or collectively by all members of the Board of Directors. Such consent shall be filed with the regular minutes of the Board of Directors.

Section 16. Compensation of Directors. Directors, as such, shall not receive any stated salary for their services, but by resolution of the Board of Directors, a fixed sum and/or expenses, if any, may be allowed for their attendance at each regular and special meeting of the Board of Directors or for their services contributed to the Board of Directors; provided, however, that nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, employee or otherwise receiving compensation for such services.

Section 17. Committees. Committees of the Board of Directors may be appointed by resolution passed by the Board. Committees shall be composed of one or more members of the Board of Directors, and may include, at the discretion of members of any such committee, persons who are not Board members, provided, however, that appropriate confidentiality and nondisclosure safeguards are implemented. The Board may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. Committees shall have such powers as those held by the Board of Directors as may be expressly delegated to it by resolution of the Board of Directors, except those powers expressly made non-delegable by the NRS.

Section 18. Meetings and Action of Committees. Meetings and action of committees shall be governed by, and held and taken in accordance with, the provisions of Article II, Sections 6, 8, 9, 10, 11, 12, 13 and 15, with such changes in the context of those sections as are necessary to substitute the committee and its members of the Board of Directors and its members, except that the time of the regular meetings of the committees may be determined by resolution of the Board of Directors as well as the committee, and special meetings of committees may also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Section 19. Advisers. The Board of Directors from time to time may request and/or hire for a fee one or more persons to be advisers to the Board of Directors, but such persons shall not by such appointment be members of the Board of Directors. Advisers shall be available from time to time to perform special assignments specified by the Chairperson of the Board or by the Chief Executive Officer of the Corporation, to attend meetings of the Board of Directors upon invitation, and to furnish consultation to the Board of Directors. The period during which the title shall be held may be prescribed by the Board of Directors. If no period is prescribed, the title shall be held at the pleasure of the Board of Directors.

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ARTICLE III
OFFICERS

Section 1. Officers. The principal Officers of the Corporation shall be a Chief Executive Officer (“CEO”), President, Secretary, and Treasurer (also known as “Chief Financial Officer”). The Corporation may also have, at the discretion of the Board of Directors, a Chairperson of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article III. Any number of offices may be held by the same person.

Section 2. Election of Officers. The principal officers of the Corporation shall be chosen by the Board of Directors, and each shall serve at the pleasure of the Board of Directors, subject to the rights, if any, of an officer under any contract or agreement of employment. Each officer shall hold office until his or her successor shall be duly elected and qualified, or until his or her death, resignation, or removal in the manner hereinafter provided.

Section 3. Subordinate Officers, Etc. The Board of Directors may appoint such other officers as the business of the Corporation may require, each of whom shall hold office for such period, and have the authority to perform such duties, as are provided in the Bylaws or as the Board of Directors may from time to time determine.

Section 4. Removal and Resignation of Officers.

4.1 Subject to the rights, if any of an officer under any contract or agreement of employment, any officer may be removed, either with or without cause, by a majority of the directors at that time in office, at any regular or special meeting of the Board of Directors, or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

4.2 Any officer may resign at any time, by giving written notice to the Board of Directors. Any resignation shall take effect on the date of the receipt of that notice or at any later time specified in that notice; and. unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract or agreement to which the officer is a party.

Section 5. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in the Bylaws for regular appointments to that office.

Section 6. Chief Executive Officer.

The CEO of the Corporation shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation, and of any subsidiaries of the Corporation to the extent permitted by law. The CEO shall preside at all meetings of the stockholders and, in the absence of the Chairperson of the Board, or if there be none, at all meetings of the Board of Directors. The CEO shall have the general powers and duties of management usually vested in the office of the CEO of a corporation, shall be ex officio a member of all the standing committees, including the Executive Committee, if any, so long as the rules of the national securities exchange on which the Corporation’s securities are listed permit such membership, and shall have such other powers and duties as may be prescribed by the Board of Directors or the Bylaws.

Section 7. President. The President shall, subject to the control of the Board of Directors and the CEO, have general supervision, direction and control of the business and officers of the Corporation and its subsidiaries to the extent permitted by law. The President shall have such other powers and perform such other duties as from time to time may be prescribed for the President by the Board of Directors or the Bylaws, or the CEO.

Section 8. Vice President. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them, respectively, by the Board of Directors or the Bylaws, the CEO, or the President.

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Section 9. Secretary.

9.1 The Secretary shall keep, or cause to be kept, a book of minutes of all meetings of the Board of Directors and of the stockholders at the principal office of the Corporation or such other place as the Board of Directors may order. The minutes shall include the time and place of holding the meeting, whether regular or special, and if a special meeting, how authorized, the notice thereof given, and the names of those present at a directors’ and committee meetings, the number of shares present or represented at stockholders’ meetings and the proceedings thereof.

9.2 The Secretary shall keep, or cause to be kept, at the principal office of the Corporation or at the office of the Corporation’s transfer agent, a share register, or duplicate share register, showing the names of the stockholders and their addresses; the number and classes of shares held by each; the number and date of certificates issued for the same; and the number and date of cancellation of every certificate surrendered for cancellation.

9.3 The Secretary shall give, or cause to be given, notice of all the meetings of the stockholders and of the Board of Directors required by the Bylaws or by law to be given. The Secretary shall keep the seal of the Corporation in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or by the Bylaws.

Section 10. Treasurer.

10.1 The Treasurer, also known as the Chief Financial Officer (“CFO”) shall keep and maintain, or cause to be kept and maintained, in accordance with generally accepted accounting principles, adequate and correct accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, earnings (or surplus) and shares issued. The books of account shall, at all reasonable times, be open to inspection by any director.

10.2 The Treasurer/CFO shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, shall render to the CEO and directors, whenever they request it, an account of all of the transactions of the Treasurer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or the Bylaws.

ARTICLE IV
STOCKHOLDERS’ MEETINGS

Section 1. Place of Meetings. Meetings of the stockholders shall be held at any place within or outside the state of Nevada designated by the Board of Directors. In the absence of any such designation, stockholders’ meetings shall be held at the principal executive office of the Corporation.

Section 2. Annual Meeting.

2.1 The annual meeting of the stockholders shall be held, each year, at such time and place and on such date as the Board shall determine by resolution.

2.2 At the annual meeting, the stockholders shall elect a Board of Directors, consider reports of the affairs of the Corporation and transact such other business as may be properly brought before the meeting.

Section 3. Special Meetings.

3.1 Special meetings of the stockholders for any purpose or purposes whatsoever may be called at any time by the Board of Directors, any two directors, the Chairperson of the Board or the Chief Executive Officer or the President together with one non-employee director. Except as provided in Paragraph 3.2 below of this Section 3, notice thereof shall be given as for the annual meeting.

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3.2 If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail to the Chairperson of the Board, the CEO, the President, any Vice President or the Secretary of the Corporation. Not more than 30 days after the receipt of the request, the officer receiving such request shall forthwith cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Sections 4 and 5 of this Article, that a meeting will be held at the time requested by the person or persons calling the meeting. If the notice is not given within 30 days after receipt of the request, the person or persons requesting the meeting may give the notice in the manner provided in these Bylaws or upon application to the court. Nothing contained in this paragraph of this Section shall be construed as limiting, fixing or affecting the time when a meeting of the stockholders called by action of the Board of Directors may be held.

Section 4. Notice of Meetings - Reports.

4.1 Notice of any stockholders meetings, annual or special, shall be given in writing not less than 10 days nor more than 60 days before the date of the meeting to the stockholders entitled to vote thereat by the Secretary or the Assistant Secretary, or if there be no such officer, or in case of said Secretary or Assistant Secretary’s neglect or refusal, by any director.

Such notices or any reports shall be given personally or by mail or other means of written communication as permitted by the NRS and shall be sent to a stockholder’s address appearing on the books of the Corporation, or supplied by the stockholder to the Corporation for the purpose of notice.

4.3 Notice of any meeting of stockholders shall specify the place, the day and the hour of meeting, and (i) in case of a special meeting, the general nature of the business to be transacted and that no other business may be transacted, or (ii) in the case of an annual meeting, those matters which the Board of Directors, at the date of mailing of notice, intends to present for action by the stockholders. At any meetings where directors are elected, notice shall include the names of the nominees, if any, intended at the date of notice to be presented for election.

4.4 Notice shall be deemed given at the time it is delivered personally or deposited in the mail or sent by other means of written communication. The officer giving such notice or report shall prepare and file in the minute book of the Corporation an affidavit or declaration thereof.

4.5 If action is proposed to be taken at any meeting for approval of (i) contracts or transactions in which a director has a direct or indirect financial interest, pursuant to the NRS, (ii) an amendment to the Articles of Incorporation, pursuant to the NRS, (iii) a reorganization of the Corporation, pursuant to the NRS, (iv) dissolution of the Corporation, pursuant to the NRS, or (v) a distribution to preferred stockholders, pursuant to the NRS, the notice shall also state the general nature of such proposal.

Section 5. Quorum.

5.1 The holders of a majority of the shares entitled to vote at a stockholders’ meeting, present in person, or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the NRS or by these Bylaws.

5.2 The stockholders present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, if any action taken (other than adjournment) is approved by a majority of the shares required to constitute a quorum.

Section 6. Adjourned Meeting and Notice Thereof.

6.1 Any stockholders’ meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of the majority of the shares represented at such meeting, either in person or by proxy, but in the absence of a quorum, no other business may he transacted at such meeting.

6.2 When any meeting of stockholders, either annual or special, is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at a meeting at which the adjournment is taken, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than 60 days from the date set for the original meeting, in which case the Board of Directors shall set a new record date. Notice of any adjourned meeting shall he given to each stockholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Section 4 of this Article IV. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting.

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Section 7. Notice of Stockholder Nominations. In addition to the provisions governing a stockholder’s (the “Nominating Stockholder”) notice of nominations of persons for election to the Board provided for in Article 15 of the Articles of Incorporation:

7.1 The Nominating Stockholder’s notice shall set forth, as to each person whom the Nominating Stockholder proposes to nominate for election as a director: (i) such person’s written consent to being named in the Nominating Stockholder’s proxy statement as a nominee and to serving as a director if elected, (ii) a description of any agreement, arrangement or understanding with any individual or entity, including the Nominating Stockholder, with respect to the nomination of such person, (iii) a representation that the Nominating Stockholder submitting the notice is a holder of record of stock of the Corporation entitled to vote at such meeting, intends to continuously hold such stock of the Corporation through such meeting and intends to appear in person or by a qualified representative at the meeting to propose such nomination, and (iv) a representation as to whether the Nominating Stockholder intends (A) to deliver a proxy statement and/or form of proxy to holders of the Corporation’s outstanding capital stock and/or (B) otherwise to solicit proxies from stockholders in support of such nomination. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

7.2 A Nominating Stockholder shall update and supplement its notice to the Corporation, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 7 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof.

7.3 Only such persons who are nominated in accordance with the procedures set forth in this Section 7 and Article 15 of the Articles of Incorporation shall be eligible to be elected at an annual meeting of stockholders of the Corporation to serve as directors. Except as otherwise provided by law, the chairperson of the meeting shall have the power and duty: (i) to determine whether a nomination to be brought before the meeting was made in accordance with the procedures set forth in this Section 7 and Article 15 of the Articles of Incorporation and (ii) if any proposed nomination was not made in compliance with this Section 7 and Article 15 of the Articles of Incorporation, to declare that such nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 7 and Article 15 of the Articles of Incorporation, unless otherwise required by law, if the Nominating Stockholder (or a qualified representative of the Nominating Stockholder) does not appear in person at the annual meeting of stockholders of the Corporation to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 7, to be considered a qualified representative of the Nominating Stockholder, a person must be a duly authorized officer, manager or partner of the Nominating Stockholder or must be authorized by a writing executed by the Nominating Stockholder or an electronic transmission delivered by the Nominating Stockholder to act for the Nominating Stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

7.4 Notwithstanding the foregoing provisions of this Section 7 and Article 15 of the Articles of Incorporation, the Nominating Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 7 and Article 15 of the Articles of Incorporation; provided, however, that any references in these Bylaws or in the Articles of Incorporation to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations to be considered pursuant to this Section 7 and Article 15 of the Articles of Incorporation. Nothing in this Section 7 and Article 15 of the Articles of Incorporation shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act or (ii) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

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ARTICLE V
AMENDMENTS TO BYLAWS

Section 1. Amendment by Directors.

In accordance with Section 78.120 of the NRS, the Board of Directors shall have the exclusive power to adopt, amend or repeal, from time to time, the Bylaws of the Corporation.

Section 2. Record of Amendments.

Whenever an amendment or new Bylaws are adopted, it shall be copied in the corporate book of Bylaws with the original Bylaws, in the appropriate place. If any Bylaws are repealed, the fact of repeal with the date of the meeting at which the repeal was enacted or written assent was filed shall be stated in the corporate book of Bylaws.

ARTICLE VI
SHARES OF STOCK

Section 1. Certificate of Stock.

1.1 The certificates representing shares of the Corporation’s stock shall be in such form as shall be adopted by the Board of Directors, and shall be numbered and registered in the order issued. The certificates shall bear the following:  the corporate seal, the holder’s name, the number of shares of stock and the signatures of (1) the CEO or the President and (2) the Secretary, Treasurer, or any Assistant Secretary or Assistant Treasurer.

1.2 No certificate representing shares of stock shall be issued until the full amount of consideration therefore has been paid, except as otherwise permitted by law.

1.3 To the extent permitted by law, the Board of Directors may authorize the issuance of certificates for fractions of a share of stock which shall entitle the holder to exercise voting rights, receive dividends and participate in liquidating distributions, in proportion to the fractional holdings; or it may authorize the payment in cash of the fair value of fractions of a share of stock as of the time when those entitled to receive such fractions are determined; or it may authorize the issuance, subject to such conditions as may be permitted by law, of scrip in registered or bearer form over the signature of an officer or agent of the corporation, exchangeable as therein provided for full shares of stock, but such scrip shall not entitle the holder to any rights of a stockholder, except as therein provided.

Section 2. Lost or Destroyed Certificates.

The holder of any certificate representing shares of stock of the Corporation shall immediately notify the Corporation of any loss or destruction of the certificate representing the same. The Corporation may issue a new certificate in the place of any certificate theretofore issued by it, alleged to have been lost or destroyed. On production of such evidence of loss or destruction as the Board of Directors in its discretion may require, the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or his legal representatives, to give the Corporation a bond in such sum as the Board may direct, and with such surety or sureties as may be satisfactory to the Board, to indemnify the Corporation against any claims, loss, liability or damage it may suffer on account of the issuance of the new certificate. A new certificate may be issued without requiring any such evidence or bond when, in the judgment of the Board of directors, it is proper to do so.

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Section 3. Transfer of Shares.

3.1 Transfer of shares of stock of the Corporation shall be made on the stock ledger of the Corporation only by the holder of record thereof, in person or by his duly authorized attorney, upon surrender for cancellation of the certificate or certificates representing such shares of stock with an assignment or power of transfer endorsed thereon or delivered therewith, duly executed, with such proof of the authenticity of the signature and of authority to transfer and of payment of taxes as the Corporation or its agents may require.

3.2 Transfer of any shares of the Corporation shall be subject to all restrictions set forth on the legends of any share certificate and, if there are legends restricting share transfer, subject to the requirement of an attorney opinion allowing such transfer if the Board of Directors deems there to be any question of ambiguity as to whether or not such conditions have been met or satisfied Purported transfer of shares by any stockholder without satisfaction of the relevant restrictive legend, and/or an opinion of an attorney that such transfer does not violate the restrictive legend or legends, shall be deemed null and void and of no legal significance, and the Corporation shall not recognize such transfer.

3.2 The Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable or other claim to, or interest in, such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by law.

Section 4. Record Date.

In lieu of closing the stock ledger of the Corporation, the Board of Directors may fix, in advance, a date not exceeding 60 days, nor less than 10 days, as the record date for the determination of stockholders entitled to receive notice of, or to vote at, any meeting of stockholders, or to consent to any proposal without a meeting, or for the purpose of determining stockholders entitled to receive a payment of any dividends or allotment of any rights, or for the purpose of any other action. If no record date is fixed, the record date for the determination of stockholders entitled to notice of, or to vote at, a meeting of stockholders shall be at the close of business on the day before the day on which the first notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If the Board of Directors does not fix the record date for determining stockholders for any other purpose, then the record date shall be the close of business on the day on which the resolution of the directors relating thereto is adopted. When a determination of stockholders of record entitled to notice of, or to vote at, any meeting of stockholders has been made, as provided for herein, such determination shall apply to any adjournment thereof, unless the directors fix a new record date for the adjourned meeting.

ARTICLE VII
DIVIDENDS

Subject to applicable law, dividends may be declared and paid out of any funds available therefore, as often, in such amount, and at such time or times as the Board of Directors may determine.

ARTICLE VIII
FISCAL YEAR

The fiscal year of the Corporation shall be December 31, and may be changed by the Board of Directors from time to time subject to applicable law.

ARTICLE IX
CORPORATE SEAL

The corporate seal shall be circular in form, and shall have inscribed thereon the name of the Corporation, the date of its incorporation, and the word “Nevada” to indicate the Corporation was incorporated pursuant to the laws of the State of Nevada or as otherwise determined by the Board of Directors.

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ARTICLE X
INDEMNITY

Section 1. Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Corporation or is or was serving at the request of the Corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the NRS from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith. The Board of Directors may, in its discretion, cause the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding to be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. No such person shall be indemnified against, or be reimbursed for, any expense or payments incurred in connection with any claim or liability if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.  Any right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under the Articles of Incorporation, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article X.

Section 2. The Board of Directors may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

Section 3. Notwithstanding any other provision of these Bylaws relating to their amendment generally, any repeal or amendment of this Article X which is adverse to any director or officer shall apply to such director or officer only on a prospective basis, and shall not limit the rights of an indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

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CERTIFICATE

I, Wendy Loundermon, hereby certify that:

I am the Secretary of SYSOREX, INC., a Nevada corporation; and the foregoing Bylaws are a true and correct copy of the Bylaws of the corporation as duly adopted by approval of the Board of Directors of the corporation pursuant to a written consent dated July ___, 2018.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the seal of the corporation this ____ day of ________, 2018.

Signature:

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